As filed with the Securities and Exchange Commission on October 12, 2007

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ACORN ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	9995	20-5622985
State of Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number

1035 Park Avenue, Suite 7B

New York NY 10028-0912

(646) 827-9362

(Address, including Zip Code and Telephone Number)

Peter B. Hirshfield, Esq.

1035 Park Avenue

New York NY 10028-0912

(646) 827-9362

(Name, address, including Zip Code and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. □ N/A

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □ N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □ N/A

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	51,250,000(2)	$3.00	($0.55)(3)	$0.00

(1)  Represents securities of the registrant issuable to holders of common stock, par value $0.0001 per share ("Lumen Common Stock"), of Lumen Medical Inc., a Florida corporation ("Lumen"), in the proposed Merger (the "Merger") of Lumen with and into the registrant.

(2)  Based on the maximum number of shares to be issued in connection with the Merger, calculated as the product of (a) 16,400, the aggregate number of shares of Lumen Common Stock outstanding as of September 30, 2007, and (b) an exchange ratio of 3,125 shares of the registrant's common stock for each share of Lumen Common Stock (the "Exchange Ratio").

(3)  Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act.  Pursuant to Rule 457(f)(2) under the Securities Act, because the aggregate book value of Lumen Common Stock was negative on June 30, 2007, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon one third of the aggregate par value of the securities to be cancelled in the Merger.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Acorn Acquisition Corp.

1035 Park Avenue, Suite 7B

New York NY 10028-0912

_______ __, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting (the "Acorn Special Meeting") of the stockholders of Acorn Acquisition Corp., a Delaware corporation ("Acorn"), to be held at Suite 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on _________ __, 2007, at __:__ AM, local time.

As described in the enclosed joint information statement/prospectus, at the Acorn Special Meeting the stockholders of Acorn will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") that Acorn entered into on October 1, 2007, with Lumen Medical Inc., a Florida corporation ("Lumen").  If holders of record of a majority of Acorn common stock, as of ________ __, 2007, vote to adopt the Merger Agreement, and the other conditions in the Merger Agreement are satisfied or waived, Lumen will be merged with and into Acorn (the "Merger") and the name of the surviving corporation will be changed to 'Pulmo BioTech Inc.'. Tendall FZCO, which beneficially owns approximately 89.8% of the outstanding shares of Acorn common stock, has indicated that it intends to vote all of its Acorn shares in favor of the adoption of the Merger Agreement.  Therefore, no proxies are being solicited from other Acorn stockholders.

As further described in such joint information statement/prospectus, in the Merger each Lumen shareholder will receive the right to 3,125 shares of Acorn common stock in exchange for each share of Lumen common stock outstanding immediately prior to the completion of the Merger.

Acorn common stock is admitted to trading on the Over-the-Counter Bulletin Board under the trading symbol "ACAQ".  On February 7, 2007, the most recent date on which there was a reported trade, the closing sale price of Acorn common stock was $3.00 per share. Based on that closing price, the value of the per share consideration to be received by Lumen shareholders would be $153,750,000.

Acorn's board of directors has determined that the Merger is fair to and in the best interests of Acorn's stockholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The accompanying notice of special meeting and joint information statement/prospectus explain the proposed Merger and provide specific information concerning the Acorn Special Meeting.  Please read these materials carefully.  In particular, please read "Risk Factors" beginning on page __.

/s/ Alain U. Vetterli

    Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger described in this joint INFORMATION statement/prospectus or the Acorn Acquisition Corp. common stock to be issued in connection with the Merger, or HAS determined if this joint INFORMATION statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint information statement/prospectus is dated _____________ __, 2007 and is first being mailed to Acorn stockholders on or about _____ __, 2007.

Acorn Acquisition Corp.

1035 Park Avenue, Suite 7B

New York NY 10028-0912

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

TO BE HELD ON _________ __, 2007

TO THE STOCKHOLDERS OF ACORN ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Acorn Special Meeting") of Acorn Acquisition Corp., a Delaware corporation ("Acorn"), will be held at Suite 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on _______ __, 2007, at __:__ A.M., local time, to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of ________ __, 2007 (the "Merger Agreement"), by and between Acorn and Lumen Medical Inc., a Florida corporation ("Lumen").  Pursuant to the terms of the Merger Agreement, Lumen will be merged with and into Acorn (the "Merger") and all outstanding shares of Lumen common stock will be converted into the right to receive shares of Acorn common stock,

The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the joint information statement/prospectus which accompanies this notice.

Acorn stockholders of record at the close of business on ______ __, 2007 are the only persons entitled to notice of and to vote Acorn common stock at the Acorn Special Meeting or any postponement or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alain U. Vetterli

Chief Executive Officer

____________ __, 2007

LUMEN MEDICAL INC.

Unit 34/35

46 Springwood Drive

Braintree, Essex

United Kingdom

_______ __, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting (the "Lumen Special Meeting") of the shareholders of Lumen Medical Inc., a Florida corporation ("Lumen"), to be held at Unit 34/35, 46 Springwood Drive, Braintree, Essex, United Kingdom, at __:__ A.M. local time on _________ __, 2007.

As described in the enclosed joint information statement/prospectus, at the Lumen Special Meeting the shareholders of Lumen will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") that Lumen entered into on October 1, 2007, with Acorn Acquisition Corp., a Delaware corporation ("Acorn").  If holders of record of a majority of Lumen common stock, as of ________ __, 2007, vote to adopt the Merger Agreement, and the other conditions in the Merger Agreement are satisfied or waived, Lumen will be merged with and into Acorn (the "Merger") and the name of the surviving corporation will be changed to 'Pulmo BioTech Inc.'. Tendall FZCO, which beneficially owns approximately 57.9% of the outstanding shares of Lumen common stock has indicated that it intends to vote all of its Lumen shares in favor of the adoption of the Merger Agreement.  Therefore, no proxies are being solicited from other Lumen shareholders.

As further described in such joint information statement/prospectus, in the Merger each Lumen shareholder will receive the right to 3,125 shares of Acorn common stock in exchange for each share of Lumen Common Stock outstanding immediately prior to the completion of the Merger.

Acorn's common stock is admitted to trading on the Over-the-Counter Bulletin Board under the trading symbol "ACAQ".  On February 7, 2007, the most recent date on which there was a reported trade, the closing sale price of Acorn common stock was $3.00 per share. Based on that closing price, the value of the per share consideration to be received by Lumen shareholders would be $153,750,000.

Lumen's board of directors has determined that the Merger is fair to and in the best interests of Lumen's shareholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The accompanying notice of special meeting and joint information statement/prospectus explain the proposed Merger and provide specific information concerning the special meeting.  Please read these materials carefully.  In particular, please read "Risk Factors" beginning on page __.

/s/ Garry McCann

    Chief Executive Officer

LUMEN MEDICAL INC.

Unit 34/35

46 Springwood Drive

Braintree, Essex

United Kingdom

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON _________ __, 2007

TO THE SHAREHOLDERS OF LUMEN MEDICAL INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Lumen Special Meeting") of Lumen Medical Inc., a Florida corporation ("Lumen"), will be held at Unit 34/35, 46 Springwood Drive, Braintree, Essex, United Kingdom on _______ __, 2007, at __:__ A.M., local time, to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of October 1, 2007 (the "Merger Agreement"), by and between Acorn Acquisition Corp., a Delaware corporation ("Acorn"),  and Lumen. Pursuant to the terms of the Merger Agreement, Lumen will be merged with and into Acorn (the "Merger") and all outstanding shares of Lumen common stock will be converted into the right to receive shares of Acorn common stock.

The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the joint information statement/prospectus which accompanies this notice.

Lumen shareholders of record at the close of business on ______ __, 2007 are the only persons entitled to notice of and to vote at the Lumen Special Meeting or any postponement or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Garry McCann

Chief Executive Officer

____________ __, 2007

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
General
The Acorn Special Meeting
The Lumen Special Meeting
The Merger Agreement
The Companies
Stock Prices and Dividend Information
RISK FACTORS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACORN
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LUMEN
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
COMPARATIVE PER SHARE INFORMATION
STOCK PRICES AND DIVIDENDS
THE ACORN SPECIAL MEETING
Date, Time and Place
Purpose of the Acorn Special Meeting
Acorn Record Date; Required Vote; Quorum
Stock Owned by Acorn Directors, Executive Officer and Principal Stockholder
THE LUMEN SPECIAL MEETING
Date, Time and Place
Purpose of the Lumen Special Meeting
Lumen Record Date; Required Vote; Quorum
Shares Owned by Lumen Director, Executive Officers and Principal Stockholder
THE MERGER
Background to the Merger
Reasons for the Merger and Recommendation of the Acorn Board of Directors
Reasons for the Merger and Recommendation of the Lumen Board of Directors
Interests of Acorn's Directors and Executive Officers in the Merger
Interests of Lumen's Directors and Executive Officers in the Merger
Form of the Merger
Merger Consideration
Ownership of the Company Following the Merger
Conversion of Lumen Shares; Procedures for Exchange of Certificates
Effective Time of the Merger
Material United States Federal Income Tax Consequences of the Merger
Tax Consequences of the Merger
Dissenters' Rights
Resale of Acorn Common Stock
THE MERGER AGREEMENT
Conditions to the Completion of the Merger
Important Definitions
Termination of the Merger Agreement
Fees and Expenses
Conduct of Business Pending the Merger
Representations and Warranties
Commercially Reasonable Efforts
Certificate of Incorporation and By-laws of the Surviving Company
Amendment
Waiver
INFORMATION ABOUT ACORN
INFORMATION ABOUT LUMEN
ACORN ACQUISITION CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DIRECTORS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BENEFICIAL OWNERSHIP OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
THE COMBINED COMPANY'S SECURITIES FOLLOWING THE MERGER
LEGAL MATTERS
EXPERTS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
Acorn Acquisition Corp.
Lumen Medical Inc.

Annexes

Annex I--Agreement and Plan of Merger

Annex II--Section 607.1302 of the Florida Business Corporation Act

All information contained herein relating to Acorn shares and per share data has been adjusted to reflect a one for 1,428 reverse stock split effected on April 2, 2001 and a Merger of Acorn's predecessor, Syntony Group Inc., with and into Acorn effected on October 1, 2006, which had the effect of an one for ten reverse stock split.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETINGS

The following are some questions that you, as a stockholder of Acorn or a shareholder of Lumen may have regarding the Merger of Lumen with and into Acorn (the "Merger") and the answers to those questions.  Acorn stockholders and Lumen shareholders are urged to read carefully the remainder of this joint information statement/prospectus because the information in this section does not provide all the information that might be important with respect to the Merger and the issuance of Acorn common stock to Lumen shareholders pursuant to the Merger.  Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint information statement/prospectus.

Q:	What am I being asked to vote on?
A:

You are not being asked to vote on any matter because Tendall FZCO, which beneficially owns approximately 57.9% of Lumen common stock and approximately 89.8% of Acorn common stock has indicated that it will vote all of its shares of Lumen common stock and all of its shares of Acorn common stock in favor of the adoption of the Agreement and Plan of Merger (the "Merger Agreement") entered into between Acorn and Lumen.  Tendall FZCO's vote is sufficient to adopt the Merger Agreement without or despite the votes of any other Lumen shareholder or Acorn stockholder.

Q:	What will happen to Lumen as a result of the Merger?
A:	If the Merger is completed, Lumen will be merged with and into Acorn and will cease to exist as a separate entity.
Q:	What will the name of the company be that survives the Merger of Lumen with and into Acorn?
A:	Pulmo BioTech Inc.
Q:	What will Lumen shareholders receive in the Merger?
A:	Upon completion of the Merger, Lumen shareholders will receive 3,125 shares of Acorn common stock for each share of Lumen common stock.
Q:	What will Acorn stockholders receive in the Merger?
A:

Upon completion of the Merger, Acorn stockholders will continue to own the shares of Acorn common stock they owned prior to the completion of the Merger, but they will not receive any additional shares or consideration.

Q:	Does the Acorn board of directors support the Merger?
A:

Yes.  The Acorn board of directors has determined that the Merger is fair to and in the best interests of the Acorn stockholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Q:	Does the Lumen board of directors support the Merger?
A:

Yes.  The Lumen board of directors has determined that the Merger is fair to and in the best interests of the Lumen shareholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Q:	Where and when is the Acorn Special Meeting?
A:	The Acorn Special Meeting is scheduled to take place at Suite 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on _________ __, 2007 at __:__ A.M. local time.
Q:	Who can vote at the Acorn special meeting?
A:

Each Acorn stockholder of record at the close of business on ________ __, 2007 can vote at the Acorn Special Meeting if such stockholder owned shares of Acorn common stock at the close of business  on [ ], the  record date for the Acorn Special Meeting. As of the close of business on that day, 1,372,574 shares of Acorn common stock were issued and outstanding.

Q:	Where and when is the Lumen Special Meeting?
A:	The Lumen Special Meeting is scheduled to take place at Unit 34/35, 46 Springwood Drive, Braintree, Essex, United Kingdom, on _________ __, 2007 at __:__ A.M. local time.
Q:	Who can vote at the Lumen Special Meeting?
A:

Each Lumen shareholder of record at the close of business on ________ __, 2007 can vote at the Lumen Special Meeting if such shareholder owned shares of Lumen common stock at the close of  business  on [ ], the record  date for the Lumen Special Meeting.  As of the close of business on that day, 16,400 shares of Lumen common stock were issued and outstanding.

Q:	What do I need to do now?
A:

You do not need to do anything as your proxy is not being solicited.  However, we urge you to carefully review the information contained in this joint information statement/prospectus so that you understand the Merger and its effect on Acorn stockholders and Lumen shareholders.

Q:	Should I send in my Acorn stock certificates now?
A:	Acorn stockholders need not surrender their Acorn common stock certificates as they will continue to hold them after the Merger.
Q:	Should I send in my Lumen stock certificates now?
A:	No. After the Merger is completed, you will receive a transmittal form with instructions for the surrender of Lumen common stock certificates.
Q:	Is the Merger expected to be taxable to me?
A:

The Merger has been structured to qualify as a "Type A Reorganization" within the meaning of §368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the "Code").  As a result of the Merger's qualification as a Type A Reorganization, Lumen shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Lumen common stock for shares of Acorn common stock.  You should read "The Merger - Material United States Federal Income Tax Consequences of the Merger" beginning on page __ for a more complete discussion of United States federal income tax consequences of the Merger.  Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation.  Lumen shareholders should consult their tax advisors to determine the tax consequences of the Merger to them.

Q:	When do you expect the Merger to be completed?
A:

Acorn and Lumen are working to complete the Merger as quickly as possible. If adopted by Acorn stockholders and Lumen shareholders, it is anticipated that the Merger will be completed in the fourth calendar quarter of 2007.  However, it is possible that factors outside the control of Acorn and Lumen could require them to complete the Merger at a later time or not complete it at all.

Q:	Can I dissent and require appraisal of my Lumen shares?
A:

Yes. Under Florida law, Lumen shareholders are entitled to appraisal rights in connection with the Merger.  Appraisal rights entitle Lumen shareholders who timely submit a proper written demand for appraisal to Lumen, who do not otherwise vote in favor of the Merger and who meet certain other conditions, to receive a valuation of their Lumen shares and a payment of that value in cash in lieu of the Acorn shares called for by the Merger Agreement.  Failure by a dissenting shareholder to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case such dissenting shareholder will be treated in the same manner as a non-dissenting shareholder.

Q:	Can I dissent and require appraisal of my Acorn shares?
A:	No. Under Delaware law, Acorn stockholders are not entitled to appraisal rights in connection with the Merger.
Q:	Who can help answer my questions?
A:

If you have any questions about the Merger or if you need additional copies of this joint information statement/prospectus or the enclosed proxy, you should contact:

Peter B. Hirshfield, Esq.

Hirshfield Law

1035 Park Avenue

New York, New York 10028

Phone:   (646) 827-9362

Fax:     (646) 349-1665

Email:   phirshfield@hirshfieldlaw.com

SUMMARY

This summary highlights selected information from this joint information statement/prospectus and may not contain all the information that is important to you.  To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire joint information statement/prospectus and the other documents to which we refer you, including, in particular, the copies of the Merger Agreement that is attached to this joint information statement/prospectus as Annex I.  See also "Where You Can Find More Information" on page ___.  We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

What Lumen shareholders Will Receive in the Merger (page ___)

In the Merger, holders of Lumen common stock will receive, for each share of Lumen common stock they own, 3,125 shares of Acorn common stock.  The Acorn common stock to be received in the Merger is referred to as the "Merger Consideration" in this joint information statement/prospectus.

Ownership of Acorn Following the Merger (page ___)

Based on the number of outstanding shares of Lumen common stock on _________, 2007, the record date for the Lumen Special Meeting, the number of outstanding shares of Lumen common stock on _________, 2007, the record date for the Lumen Special Meeting, we anticipate that Lumen shareholders will own approximately 97.4% of the outstanding shares of Acorn common stock following the Merger.  We anticipate issuing approximately 51,250,000 Acorn shares to the Lumen shareholders.  As of September 30, 2007 there were 1,372,574 shares of Acorn common stock outstanding.  After the issuance of the new shares the total outstanding Acorn shares would be 52,622,574.

Material United States Federal Income Tax Consequences of the Merger (page ___)

Acorn and Lumen have structured the Merger to qualify as a "Type A Reorganization" within the meaning of Section 368(a)(1)(A)of the Code.  It is a condition to completion of the Merger that the Merger will qualify as such a Type A Reorganization, and that Acorn and Lumen will each be a party to that Type A Reorganization within the meaning of Section 368(b) of the Code.  If the Merger qualifies as a Type A Reorganization, a Lumen shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Lumen common stock for shares of Acorn common stock. A Lumen shareholder's aggregate adjusted tax basis in the shares of Acorn common stock that it receives in the Merger generally will equal its current aggregate adjusted tax basis in its Lumen common stock.  Lumen shareholders are urged to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the Merger.

The Acorn Special Meeting (page __)

The Acorn Special Meeting of stockholders will be held at Suite 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on [ ], at [ ] local time.  At the Acorn Special Meeting, Acorn stockholders will be asked to adopt the Merger Agreement and to transact such other business as may properly come before the meeting.

Record Date; Voting Power (page __)

Acorn stockholders are entitled to vote at the Acorn Special Meeting if they owned shares of Acorn common stock as of the close of business on [___________ __, 2007] (the "Acorn Record Date").

On the Acorn Record Date, there were 1,372,574 shares of Acorn common stock entitled to vote at the Acorn Special Meeting.  Acorn stockholders will have one vote at the Acorn Special Meeting for each share of Acorn common stock that they owned on the Acorn Record Date.

Vote Required (page __)

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of all shares of Acorn common stock entitled to vote. Tendall FZCO, the owner of approximately 89.8% of the Acorn common stock entitled to vote at the Acorn Special Meeting, has advised us that it will vote all of its shares of Acorn common stock in favor of the adoption of the Merger Agreement, thereby ensuring requisite vote of Acorn stockholders in favor of the adoption of the Merger Agreement.

Shares Owned by Acorn's Directors and Executive Officer (page __)

On the Acorn Record Date, the directors and the executive officer of Acorn beneficially owned and were entitled to vote 1,500 shares of Acorn common stock, which represented approximately 0.1% of the shares of Acorn common stock outstanding on that date.

Determination of the Acorn Board of Directors (page ___)

After careful consideration, Acorn's board of directors has determined that the Merger is fair to and in the best interests of the Acorn stockholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Lumen Special Meeting (page __)

The Lumen Special Meeting of stockholders will be held at Unit 34/35, 46 Springwood Drive, Braintree, Essex, United Kingdom on [ ], at [ ] local time.  At the Lumen Special Meeting, Lumen shareholders will be asked to adopt the Merger Agreement and to transact such other business as may properly come before the meeting.

Record Date; Voting Power (page __)

Lumen shareholders are entitled to vote at the Lumen Special Meeting if they owned shares of Lumen common stock as of the close of business on [___________ __, 2007] (the "Lumen Record Date").

On the Lumen Record Date, there were 16,400 shares of Lumen common shares entitled to vote at the Lumen Special Meeting.  Lumen shareholders will have one vote at the Lumen Special Meeting for each share of Lumen common stock that they owned on the record date.

Vote Required (page __)

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Tendall FZCO, the owner of approximately 57.9% of the Lumen common stock entitled to vote at the Lumen Special Meeting, has advised us that it will vote all of its shares of Lumen common stock in favor of the adoption of the Merger Agreement, thereby ensuring requisite vote of Lumen shareholders in favor of the adoption of the Merger Agreement.

Shares Owned by Lumen's Director and Executive Officers (page __)

On the Lumen Record Date, the sole director and the executive officers of Lumen beneficially owned and were entitled to vote 500 shares of Lumen common stock, which represented approximately 3.0% of the shares of Lumen common shares outstanding on that date.

Determination of the Lumen Board of Directors (page ___)

After careful consideration, Lumen's board of directors has determined that the Merger is fair to and in the best interests of the Lumen shareholders, and has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement (page __)

The Merger Agreement is attached as Annex I to this joint information statement/prospectus.  We encourage you to read the Merger Agreement because it is the principal document governing the Merger.

Conditions to the Completion of the Merger (page __)

Lumen is obligated to complete the Merger only if certain conditions are satisfied, including the following:

●	the Merger Agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Lumen common stock issued and outstanding on the Lumen Record Date;
●	the Merger Agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Acorn common stock issued and outstanding on the Acorn Record Date;
●

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the Merger;

●

the registration statement, of which this joint information statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings  seeking a stop order; and

●	other contractual conditions set forth in the Merger Agreement.

For a more complete description of the conditions to completion of the Merger, see "The Merger Agreement--Conditions to the Completion of the Merger."

Termination of the Merger Agreement (page __)

The Merger Agreement may be terminated at any time by the mutual consent of Acorn and Lumen.  For a more complete description, see "The Merger Agreement--Termination of the Merger Agreement."

Fees and Expenses (page __)

Each of Lumen and Acorn will pay its own fees and expenses in connection with the Merger.  However, Acorn and Lumen will share equally all fees and expenses incurred in relation to the filing, printing and mailing of this joint information statement/prospectus.

Commercially Reasonable Efforts (page __)

Under the Merger Agreement, Acorn and Lumen have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable.

The Companies (page __)

Acorn Acquisition Corp.

1035 Park Avenue, Suite 7B

New York, New York 10028

Telephone: (646) 827-9362

Acorn was incorporated in Utah on December 12, 1980, under the name 'Puma Energy, Inc.' with an authorized capital of $5,000 divided into 50,000,000 shares of common stock of a par value of $0.0001 per share.  Acorn was formed for the primary purpose of engaging in all facets of the business comprising the oil and gas industry.

Effective June 8, 1989, Acorn increased its authorized capital from $5,000 to $180,000, comprised of 800,000,000 shares of $0.0001 par value common stock and 100,000 shares $1.00 par value Preferred Stock, with the rights, privileges and preferences of our Preferred Stock to be set by the board of directors; and it changed its corporate name to 'Syntony Group, Inc.'.

Acorn amended its By-laws to opt out of the Utah Control Share Acquisition Act, Section 61-6-1, et. seq., of the Utah Code Annotated, on March 26, 2001, as part of its planned restructuring to enable it to re-commence business operations as may be determined by its board of directors, and to place it in a better position to raise funding for any such determined operations or to create a capital structure that would allow it to acquire an ongoing business that would be beneficial to its stockholders. Based on Acorn's lack of financial resources, assets or prospects, it was expected that any such restructuring or acquisition would likely involve a control share acquisition.

On April 2, 2001, Acorn effected a reverse spilt of our 142,800,000 outstanding shares of common stock on a basis of one share for 1,428 shares, while retaining its authorized capital, common stock and par value, with appropriate adjustments in its capital accounts.

On October 1, 2006, Acorn reincorporated in Delaware by completing a merger (the 'Reincorporation Merger') with its wholly-owned subsidiary, Acorn Acquisition Corp.  As a result of the Reincorporation Merger, Acorn became a Delaware corporation and adopted its present name. Also, as a result of the Reincorporation Merger, Acorn effected a reverse split of outstanding shares by making each ten shares of Syntony common stock outstanding immediately prior to the effective time of the Reincorporation Merger become one share of Acorn common stock as a result of the Reincorporation Merger. The Reincorporation Merger provided that any fractions of shares of Acorn common stock resulting from such reverse split will be rounded up to the nearest whole share on a stockholder by stockholder basis, so that every stockholder of Syntony would become a stockholder of Acorn, and so that no fractional shares of Acorn would be outstanding after giving effect to the Reincorporation Merger.

Lumen Medical Inc.

1035 Park Avenue, Suite 7B

New York, New York 10028

Telephone: (646) 827-936

Lumen was incorporated on February 24, 2006 as a vehicle to invest in North American businesses. On July 27, 2006, Lumen identified PulmoScience Inc., a Canadian corporation ("PulmoScience") as the subject for investment and during 2006 increased its ownership of PulmoScience to 51%.  At present, Lumen's only assets are its 51% stake in PulmoScience and approximately $900,000 in cash.

PulmoScience is a development stage biotechnology company that is developing a non-invasive Molecular Imaging for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension, and Lung Inflammatory diseases. This new diagnostic methodology is called PulmoBind.

PulmoBind uses an intravenously delivered radionucleide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician.

PulmoScience is currently two thirds of the way through Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism.

Because the PulmoBind Molecular Imaging technology uses standard radio--isotope tracers and gamma cameras, every hospital in the world that has any sort of nuclear medicine facility will be able to carry out lung Molecular Imaging tests without having to invest in any new facilities.

Given this plus the improved patient safety and diagnostic effectiveness of PulmoBind, as well as its unique ability to non-invasively image conditions such as Pulmonary Hypertension, PulmoScience is confident that its PulmoBind Molecular Imaging technology will be an extremely successful product.

PulmoScience is currently owned by Lumen with the remainder of the equity shared between Innovacor (a subsidiary of the Montreal Heart Institute) and Dr. Jocelyn Dupuis (the originator of the PulmoBind Molecular Imaging technology). Lumen has an option to increase its stake in PulmoScience to 61% with the payment of an additional $200,000. Lumen expects to exercise this option before the end of 2OO7.

Stock Prices and Dividend Information (page __)

Shares of Lumen common stock are not publicly traded.  Shares of Acorn common stock are eligible for quotation on the Over-the-Counter Bulletin Board.  For the periods indicated, the following table sets forth the high and low closing bid prices per share of Acorn common stock.  The below prices, furnished by Pink Sheets LLC, represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2007 (Through September 30)		2006		2005
	High	Low	High	Low	High	Low
First Quarter Ended March 31	$2.00	$2.00	$3.00	$1.00	$.51	$.10
Second Quarter Ended June 30	$2.00	$2.00	$1.90	$1.90	$.51	$.51
Third Quarter Ended September 30	$2.00	$2.00	$1.90	$.20	$.51	$.51
Fourth Quarter Ended December 31	N/A	N/A	$5.00	$1.05	$.60	$.51

As of September 30, 2007, shares of Acorn common stock were held by approximately 3,540 stockholders of record.  The transfer agent of Acorn common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

Dividends

Holders of Acorn common stock are entitled to dividends when, as, and if declared by the Acorn board of directors, out of funds legally available therefor.  Acorn has never declared cash dividends on its common stock and Acorn's board of directors does not anticipate paying cash dividends in the foreseeable future on the Acorn common stock as it intends to retain future earnings to finance the growth of the Company's business, including the business of PulmoScience. There are no restrictions in our certificate of incorporation or by−laws that restrict Acorn from declaring dividends.

Holders of Lumen common stock are entitled to dividends when, as, and if declared by the Lumen board of directors, out of funds legally available therefor.  Lumen has never declared cash dividends on its common stock and Lumen's board of directors does not anticipate paying cash dividends prior to the Merger.  There are no restrictions in the Lumen certificate of incorporation or by−laws that restrict Lumen from declaring dividends.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint information statement/prospectus, Lumen shareholders and Acorn stockholders should consider carefully the matters described below.  As used in the remainder of this joint information statement/prospectus, the term "Company" means the corporation resulting from the Merger of Lumen with and into Acorn and the operations of the Company include the operations of PulmoScience.

Risks Related to the Merger

THE EXCHANGE RATIO WILL NOT BE ADJUSTED IN THE EVENT THAT THE VALUE OF ACORN COMMON STOCK DECLINES OR INCREASES BEFORE THE MERGER IS COMPLETED. AS A RESULT, THE VALUE OF THE SHARES OF ACORN COMMON STOCK AT THE TIME THAT Lumen SHAREHOLDERS RECEIVE THEM COULD BE LESS OR MORE THAN THE VALUE OF THOSE SHARES TODAY.

In the Merger, Lumen shareholders will be entitled to receive for each of their shares of Lumen common stock 3,125 shares of Acorn common stock.  Acorn and Lumen will not adjust the exchange ratio as a result of any change in the market price of Acorn common stock between the date of this joint information statement/prospectus and the date that Lumen shareholders receive shares of Acorn common stock in exchange for their shares of Lumen common stock.  The market price of Acorn common stock will likely be different, and may be lower or higher, on the date Lumen shareholders receive their shares of Acorn common stock than the market price of shares of Acorn common stock as of the date of this joint information statement/prospectus.  Differences in Acorn's stock price may be the result of market reactions to the proposed Merger, regulatory considerations, general market and economic conditions or other factors.  If the market price of Acorn common stock declines after Lumen shareholders vote, Lumen shareholders will receive less value than expected at the time of the vote, but if the market price of Acorn common stock increases after Lumen shareholders vote, Lumen shareholders will receive more value than expected at the time of the vote.

Upon completion of the Merger, holders of Lumen common stock will become holders of Acorn common stock.  Acorn's prospects and the price of Acorn common stock may be affected by factors different than those affecting the Company's business, results of operations and prospects.

ACORN WILL INCUR TRANSACTION, INTEGRATION AND RESTRUCTURING COSTS IN CONNECTION WITH THE MERGER.

Acorn and Lumen expect to incur costs associated with transaction fees and other costs related to the Merger.  Specifically, Acorn expects that the Company will incur approximately $_____________ for transaction costs related to the Merger, which costs are expected to be charged to operations.  In addition, the Company will incur integration and restructuring costs following the completion of the Merger as the business of PulmoScience is integrated into the Company.  Although Acorn and Lumen expect that the realization of efficiencies related to the integration of the PulmoScience business into the Company will offset incremental transaction, Merger-related and restructuring costs over time, Acorn cannot give any assurance that this net benefit will be achieved in the near term, if ever.

Risks Related to the Company's Business

ACORN HAS BEEN A BLANK CHECK COMPANY SINCE MARCH 26, 2001, WITH NO BUSINESS OPERATIONS.  THERE CAN BE NO ASSURANCE THAT THE COMPANY CAN SUCCESSFULLY INTEGRATE THE BUSINESS OF PULMOSCIENCE AND BRING ITS TECHNOLOGY TO COMMERCIALIZATION.

Acorn incurred net losses of $168,778 for the year ended December 31, 2006 and $20,564 for the year ended December 31, 2005. For the six and three months ended June 30, 2007, Acorn incurred a net loss of $61,005 and $23,768, respectively.  Acorn cannot assure you that it can achieve or sustain profitability on a quarterly or annual basis in the future.  The Company's operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether the Company will be able to commercialize its technology and generate revenue.  As a result of continuing losses, the Company may exhaust all of its resources prior to completing the development of the Company's technology. Additionally, as the Company continues to incur losses, its accumulated deficit will continue to increase, which might make it harder for it to obtain financing in the future.  The Company may not achieve its business objectives and the failure to achieve such goals would have a material adverse impact on the Company, which could result in reducing or terminating its operations.

THE COMPANY MAY BE UNSUCCESSFUL AT DEVELOPING PROFITABLE OPERATIONS.

Before the Company begins to generate revenues it will have to obtain regulatory approval to market its product candidates.  Even if such regulatory approval is obtained, there can be no assurance that the Company will be able to successfully market and sell its product candidates or that the Company will be able to recognize net income from such sales.  Many factors could cause the Company's efforts to be defeated, including both factors that it already anticipates and factors that may surprise it.  These problems include, but are not limited to:

●	substantial delays and expenses related to testing, development, and production of the Company's product candidates,
●	unanticipated difficulties relating to the regulatory approval, production and marketing of new product candidates in the marketplace,
●	competition from larger and more established companies; and
●	lack of market acceptance of the Company's new product candidates and technologies.

ACORN MAY BE UNABLE TO OBTAIN THE FINANCING REQUIRED TO COMPLETE THE STEPS NECESSARY TO COMMERCIALIZE PULMOSCIENCE'S PRODUCT CANDIDATES, CAUSING IT TO DELAY, REDUCE, OR ELIMINATE THE DEVELOPMENT OF SUCH PRODUCT CANDIDATES.

In order to complete the commercialization of the Company's product candidates, the Company may have to obtain equity financing.  At present, Acorn has received no commitment for those funds, nor does it know whether the financing will be available on terms that will allow it to operate profitably.  If Acorn is unable to raise additional capital if required on acceptable terms, it may have to significantly delay, scale back, or discontinue the development and/or commercialization of one or more of the Company's product candidates, restrict its operations or obtain funds by entering into agreements on unattractive terms.

ACORN'S INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER ITS ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated March 12, 2007, Acorn's independent auditors stated that Acorn's financial statements for the year ended December 31, 2006 were prepared assuming that it would continue as a going concern.  Acorn's ability to continue as a going concern is an issue raised due to its suffering from recurring losses from operations and its accumulated deficit of $137,578 as of December 31, 2006 and $198,582 as of June 30, 2007.  Acorn's ability to continue as a going concern is subject to its ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of its securities, generating sales or obtaining loans and grants from various financial institutions where possible. Acorn's continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

PULMOSCIENCE IS SUBJECT TO GOVERNMENT APPROVALS AND REGULATIONS THAT REDUCE ITS ABILITY TO COMMERCIALIZE ITS PRODUCTS, INCREASE ITS COSTS OF OPERATIONS AND DECREASE ITS ABILITY TO GENERATE INCOME.

The Company is subject to both Canadian and international laws and regulations regarding the development, production, transportation and sale of its product candidates.  The Company must obtain pre market approval from the US Food and Drug Administration before it can legally sell its product candidates in the United States and must obtain prior approval from the comparable regulatory bodies in Canada and other countries before it can legally sell its product candidates in those jurisdictions.

There can be no assurance that the Company will obtain regulatory approvals and certifications for its product candidates.  Even if the Company is granted such regulatory approvals and certifications, it may be subject to limitations imposed on the use of its product candidates.  In the future, the Company may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. Acorn cannot guarantee that restrictive regulations will not, in the future, be imposed.  Such potential regulatory conditions or compliance with such regulations may increase Acorn's cost of operations or decrease its ability to generate income.

THE COMPANY MAY BE UNABLE TO EMPLOY AND RETAIN THE QUALIFIED PERSONNEL THAT WILL BE NECESSARY FOR ITS SUCCESS.

The medical diagnostic industry is growing rapidly. As a result, the number of individuals with experience in the industry is considerably smaller than the number of jobs available for such individuals.  Acorn will have to offer substantial incentives in order to obtain the services of individuals with useful experience in the development, marketing and sale of medical diagnostic products.  As a result, Acorn's labor costs may be greater than they would be in a less dynamic industry.  On the other hand, if Acorn is unable to employ the qualified individuals that it will need, its business may fail.

TECHNOLOGY CHANGES COULD ADVERSELY IMPACT THE COMPANY'S ABILITY TO OPERATE AT A PROFIT OR COMPETE IN THE MEDICAL DIAGNOSTIC INDUSTRY.

Advances and changes in the technology of medical diagnosis are expected to occur. Such advances and changes may make the Company's technology less desirable or obsolete.  Obsolescence of the Company's technologies could materially adversely impact Acorn's ability to generate revenues and/or operate at a profit, even if the Company's product candidates receive pre market regulatory approval.

ANY INABILITY TO ADEQUATELY PROTECT THE COMPANY'S PROPRIETARY TECHNOLOGY COULD HARM ITS ABILITY TO COMPETE.

The Company's future success and ability to compete depends in part upon its proprietary technology, patents and trademarks, which it attempts to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with its confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain.  Further, despite the Company's efforts, it may be unable to prevent third parties from infringing upon or misappropriating its intellectual property.

The Company has applied for one patent with the United States Patent and Trademark Office and many foreign jurisdictions.  Any patents that are issued to the Company could be invalidated, circumvented or challenged.  If challenged, the Company's patents might not be upheld or their claims could be narrowed.  The Company's intellectual property may not be adequate to provide it with competitive advantage or to prevent competitors from entering the markets for its products. Additionally, the Company's competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to its technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that the Company would detect any infringement or misappropriation of its proprietary rights.  Even if the Company does detect infringement or misappropriation of its proprietary rights, litigation to enforce these rights could cause it to divert financial and other resources away from its business operations.

THE COMPANY'S PRODUCT CANDIDATES MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND RESULTING CLAIMS AGAINST IT COULD BE COSTLY AND REQUIRE IT TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

The medical diagnostic market is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights.  Although the Company will attempt to avoid infringing upon known proprietary rights of third parties, it may be subject to legal proceedings and claims for alleged infringement by it or its licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and the Company's attention or require it to enter into royalty or license agreements which are not advantageous to the Company.  In addition, parties making these claims may be able to obtain injunctions, which could prevent the Company from selling its products.  Furthermore, former employers of the Company's employees may assert that these employees have improperly disclosed confidential or proprietary information to the Company.  Any of these results could harm the Company's business.  The Company may be increasingly subject to infringement claims as the number of its products grows.

THERE ARE A LARGE NUMBER OF SHARES OF ACORN COMMON STOCK BEING ISSUED IN THE MERGER THAT WILL BE AVAILABLE FOR SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF ACORN COMMON STOCK.

As of September 30, 2007, Acorn had 1,372,574 shares of common stock issued and outstanding.  In the Merger, the Lumen shareholders will receive an aggregate of 51,250,000 shares of Acorn common stock.  All of the shares issuable in the Merger may be sold without restriction upon the effectiveness of the registration statement of which this joint information statement/prospectus forms a part.  The sale of these shares may adversely affect the market price of Acorn common stock.

THE ISSUANCE OF THE SHARES OF ACORN COMMON STOCK TO THE Lumen shareholderS PURSUANT TO THE MERGER WILL CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO ACORN'S EXISTING STOCKHOLDERS.

The issuance of shares of Acorn common stock to the Lumen shareholders in the Merger will result in substantial dilution to the interests of other Acorn stockholders.  After giving effect to the issuance of the shares of Acorn common stock to the Lumen shareholders pursuant to the Merger, the present Acorn stockholders, who owned 100% of the outstanding shares of Acorn common stock immediately prior to the Merger will own approximately 2.6% of the outstanding shares of Acorn common Stock immediately after the Merger.

THERE IS A VERY LIMITED MARKET FOR ACORN'S COMMON STOCK.

The number of shares of Acorn common stock held by persons who are not affiliated with Acorn is approximately 139,073.  For that reason, there is a very limited market for Acorn common stock. On most days it does not trade. If a more substantial market for Acorn common stock does not develop, stockholders may find it difficult to sell their shares of Acron common stck when they wish to do so.

THE VOLATILITY OF THE MARKET FOR ACORN COMMON STOCK MAY PREVENT A STOCKHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

Acorn at the present time has approximately 139,073 shares held by persons who are not affiliated with Acorn and only a very small number of market makers. As a result, the market price for Acorn common stock is volatile.  It seldom trades, and when it does, the price may increase or decrease by 50% in one day. Unless and until the market for Acorn common stock grows and stabilizes, the Acorn common stock presently outstanding and the additional shares being issued to the Lumen shareholders pursuant to the Merger will remain illiquid.  A stockholder of the Company who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

IF ACORN FAILS TO REMAIN CURRENT IN ITS REPORTING REQUIREMENTS, IT COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL ACORN COMMON STOCK AND THE ABILITY OF HOLDERS TO SELL THEIR ACORN COMMON STOCK IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as Acorn, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If the Company fails to remain current in its reporting requirements, it could be removed from the OTC Bulletin Board.  As a result, the market liquidity for its common stock could be severely adversely affected by limiting the ability of broker-dealers to sell Acorn common stock and the ability of stockholders to sell their Acorn common stock in the secondary market.

ACORN COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN ITS SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN ITS STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN ACORN COMMON STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to Acorn, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in relevant part:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to dispose of Acorn common stock and cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACORN

The following selected consolidated  financial information of Acorn as of and for each of the three fiscal years in the period ended December 31, 2006, has been derived from Acorn's audited historical financial statements incorporated by reference in this joint proxy statement/ prospectus.  The financial statements for the fiscal year ended December 31, 2006 and for the year then ended were audited by Raich Ende Malter & Co. LLP, an independent registered public accounting firm.  The financial statements for the two fiscal years in the period ended December 31, 2005 were audited by Mantyla McReynolds, LLC, an independent registered public accounting firm.  The selected consolidated financial information for the periods ended June 30, 2007 and 2006 is derived from unaudited financial statements. This information is only a summary and should be read in conjunction with management's discussion and analysis of results of operations and financial condition of Acorn and the consolidated financial statements and notes thereto of Acorn incorporated by reference into this joint information statement/prospectus.  See "Where You Can Find More Information."

	Six Months Ended
	June 30,		Year Ended December 31,
	-------------------------------		---------------	---------------	------------
	2007	2006	2006	2005	2004
	----------------	--------------	---------------	--------------	-----------

Revenue	$ -	$ -	$ -	$ -	$ -
Loss from operations	(61,005)	(31,119)	(167,979)	(20,464)	(24,050)
Net loss	(61,005)	(31,163)	(168,778)	(20,564)	(24,150)
Net loss per share	(0.04)	(0.02)	(0.12)	(0.01)	(0.01)
Total assets	938,229	37	937,647	330	110
Long-term debt	-	-	-	-	-
Stockholders' equity (deficit)	(198,592)	37	(137,647)	(62,714)	(42,150)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LUMEN

The following selected consolidated financial information of Lumen, as of March 31, 2007 and for the year then ended and from February 23, 2006 (Inception) to March 31, 2006 has been derived from Lumen's audited historical financial statements included elsewhere in this joint information statement/prospectus.  Such financial statements were audited by Raich Ende Malter & Co. LLP, an independent registered public accounting firm.  The selected consolidated information for the periods ended June 30, 2007 and 2006 is derived from unaudited financial statements.  This information is only a summary and should be read in conjunction with management's discussion and analysis of results of operations and financial condition of Lumen and the consolidated financial statements and notes thereto of Lumen included elsewhere in this joint information statement/prospectus.  See "Where You Can Find More Information."

	Three Months Ended		Year Ended
	June 30,		March 31,
	------------------------------		------------------------------
	2007	2006	2007	2006
	---------------	---------------	---------------	---------------

Revenue	$ -	$ -	$ -	$ -
Loss from operations	(115,914)	-	(1,552,457)	(5,596)
Net loss	(96,597)	-	(1,059,752)	(5,596)
Net loss per share	(9.66)	-	(105.98)	(0.56)
Total assets	559,098	-	1,587,869	-
Long-term debt	-	-	-	-
Stockholders' equity (deficit)	(1,146,899)	(4,596)	(1,066,743)	(4,596)

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed consolidated financial information is based upon Acorn's and Lumen's historical consolidated financial information incorporated by reference or included in this joint information statement/prospectus, and has been prepared to reflect the proposed Merger as a 'reverse acquisition' by Lumen of Acorn.  Because Lumen and Acorn are under common control, the acquisition of Acorn by Lumen will be accounted for in a manner similar to a pooling of interests.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger or considered intercompany transactions and factually supportable.  These adjustments include the July 2007 use of the cash in escrow to repay the $1,000,000 stock subscriptions payable liability and the July 2007 issuance by Lumen of 6,400 of its common shares to accredited investors for $900,000 in cash.  The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this joint information statement/prospectus.  See "Unaudited Pro Forma Condensed Consolidated Financial Statements."  The unaudited pro forma condensed consolidated statements of operations, which have been prepared for the period ended June 30, 2007 and the year ended March 31, 2007 give effect to the Merger as if it had occurred on April 1, 2006. The unaudited pro forma condensed consolidated balance sheet has been prepared as of June 30, 2007 and gives effect to the Merger as if it had occurred on that date.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only.  The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated.  In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the Company after completion of the Merger.

Because Lumen and Acorn are under common control, the unaudited pro forma condensed consolidated financial information was prepared utilizing the historical cost basis of assets, liabilities and operations acquired in a manner similar to a pooling of interests with Lumen treated as the acquiror.  The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, the cost of the merger will be charged to operations.

	Three Months Ended	Year Ended
	June 30, 2007	March 31, 2007
	------------------	-----------------

Statement of Operations:

Revenue	$ -	$ -
Net loss	(120,765)	(1,263,489)
Net loss per share	(0.00)	(0.02)
Weighted Average Number of Common Shares Outstanding	52,662,754	52,662,754

	As of
	June 30, 2007
	-------------
Balance Sheet Data:
Total assets	$1,459,098
Long-term debt	$-
Stockholders' deficit	$(383,708)

COMPARATIVE PER SHARE INFORMATION

The following tables set forth for the periods presented certain per share data of Acorn and Lumen on a historical basis and on an unaudited pro forma basis after giving effect to the Merger under a method of accounting in a manner similar to a pooling of interests.  The historical per share data of Acorn and Lumen has been derived from, and should be read in conjunction with, the historical financial statements of Acorn incorporated by reference in this joint information statement/prospectus and the historical financial statements of Lumen included elsewhere in this joint information statement/prospectus.  See "Where You Can Find More Information."  The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this joint information statement/ prospectus.  See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

The Lumen unaudited pro forma equivalent data was calculated by multiplying the corresponding Lumen unaudited pro forma consolidated data by the exchange ratio of 3,125.  This data shows how each share of Lumen common stock would have participated in net income and book value of Acorn if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented.  These amounts, however, are not intended to reflect future per share levels of net income and book value of the Company.

	As at, and for the Three Months Ended	As at, and for the Year Ended	As at, and for the Year Ended
	June 30, 2007	March 31, 2007	December 31, 2006

ACORN - HISTORICAL
Net loss per share	$(0.02)	$(0.15)	$(0.12)
Book value at end of period--per common share outstanding	(0.15)	(0.15)	(0.10)

LUMEN - HISTORICAL
Net loss per share	(9.66)	(105.98)
Book value at end of period--per common share outstanding	(114.69)	(106.67)

LUMEN - PRO FORMA EQUIVALENT
Net loss per share	(0.00)	(0.02)
Book value at end of period--per common share outstanding	(0.02)	(0.02)

UNAUDITED PRO FORMA COMBINED
Net loss per share	(0.00)	(0.02)
Book value at end of period--per common share outstanding	(0.03)	(0.02)

STOCK PRICES AND DIVIDENDS

Acorn's common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol "ACAQ'.  Lumen's common stock does not trade on any public market.  The following table sets forth, for the periods indicated, dividends declared and, in the case of Acorn, the high and low closing bid prices per share of Acorn common stock as reported by Pink Sheets LLC. For current price information on Acorn common stock, Acorn stockholders and Lumen shareholders are urged to consult publicly available sources.

	Acorn			Lumen
	Common Stock			Common Stock

Calendar Period	High	Low	Dividends	Dividends
			Declared	Declared

2005
First Quarter	$ 0.51	$ 0.10	--	--
Second Quarter	$ 0.51	$ 0.51	--	--
Third Quarter	$ 0.51	$ 0.51	--	--
Fourth Quarter	$ 0.60	$ 0.51	--	--
2006
First Quarter	$ 3.00	$ 1.00	--	--
Second Quarter	$ 1.90	$ 1.90	--	--
Third Quarter	$ 1.90	$ 0.20	--	--
Fourth Quarter	$ 5.00	$ 1.05	--	--

2007
First Quarter	$		$--	--
Second Quarter	$ 2.00	$ 2.00	--	--
Third Quarter	$ 2.00	$ 2.00	--	--

The following table sets forth the high, low and last reported sales prices per share of Acorn common stock as reported by Pink Sheets LLC, and the market value of a share of Lumen common stock on an equivalent price per share basis, as determined by reference to the value of the Merger consideration to be received in respect of each share of Lumen common stock in the Merger, in each case on February 7, 2007,  the last full trading day prior to the public announcement of the Merger, and on ___________ __, 2007, the latest practicable date before the date of this joint information statement/prospectus.

Equivalent Price per Share of
	Acorn common stock			Lumen common stock

Date	High	Low	Close	High	Low	Close

February 7, 2007	$ 3.00	$ 3.00	$ 3.00	$9,375.00	$9,375.00	$9,375.00
___________ __, 2007	$	$	$	$	$	$

These prices may fluctuate prior to the Special Meetings and the consummation of the Merger, and Acorn stockholders and Lumen shareholders are urged to obtain current market quotations for Acorn common stock prior to making any decision with respect to the Merger.

THE ACORN SPECIAL MEETING

Date, Time and Place

This joint information statement/prospectus is being mailed to Acorn stockholders on or about ___________ __, 2007 in connection with the Acorn Special Meeting to be held at 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on _______ __, 2007, at __:__ A.M., local time, and at any adjournment or postponement thereof.

Purpose of the Acorn Special Meeting

Stockholders of Acorn will consider and vote upon the proposal to adopt the Merger Agreement and to transact such other business as may properly come before the Acorn Special Meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The Acorn board of directors has determined that the Merger is fair to and in the best interests of the Acorn stockholders, and have unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.  Accordingly, the Acorn board of directors recommends that the Acorn stockholders vote "FOR" the adoption of the Merger Agreement.

Acorn Record Date; Required Vote; Quorum

The close of business on _________ __, 2007 has been fixed as the record date (the "Acorn Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Acorn Special Meeting and at any adjournment or postponement thereof.  As of the Acorn Record Date, there were outstanding 1,372,574 shares of Acorn common stock.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the voting power of the shares of Acorn common stock issued and outstanding on the record date.  Stockholders will be entitled to one (1) vote per share of Acorn common stock on all matters submitted for a vote at the Acorn Special Meeting.  On the Acorn Record Date, Tendall FZCO beneficially owned 1,232,501 shares of Acorn common stock, which represented approximately 89.8% of the shares of Acorn common stock outstanding on that date.  Acorn has been advised that Tendall FZCO will vote all of their shares of Acorn common stock in favor of the adoption of the Merger Agreement at the Acorn Special Meeting.  If Tendall FZCO votes its shares in favor of the adoption of the Merger Agreement, it will be adopted by the requisite vote of the stockholders of Acorn even if all of the other Acorn stockholders entitled to vote at the Acorn Special Meeting do not vote or vote against the adoption of the Merger Agreement.

The presence at the Acorn Special Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Acorn Special Meeting will constitute a quorum.

Shares Owned by Acorn Directors, Executive Officer and Principal Stockholder

On the Acorn Record Date, the directors and the executive officer of Acorn beneficially owned and were entitled to vote 1,500 shares of Acorn common stock, which represented approximately 0.1% of the shares of Acorn common stock outstanding on that date.

The following table sets forth the beneficial ownership of Acorn common stock by the directors and the executive officer of Acorn and each other Acorn stockholder known by Acorn to beneficially own 5% or more of Acorn common stock.

Name and Address of Acorn Stockholder	Number of Shares of Acorn common stock Beneficially owned on September 30, 2007	Percentage of Acorn common stock beneficially owned on September 30, 2007

Alain U. Vetterli President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Director Acorn Acquisition Corp. 1035 Park Avenue Suite 7B New York NY 10028	1,000	Less than 1%
Ian Ilsley Director Acorn Acquisition Corp. 1035 Park Avenue Suite 7B New York NY 10028	500	Less than 1%
Tendall FZCO Free Zone, PO Box 211748, Dubai, United Arab Emirates	1,232,501	89.8%
All officers and directors as a group (2 persons)	1,500	Less than 1%

No proxies are being solicited in connection with the Acorn Special Meeting.

THE LUMEN SPECIAL MEETING

Date, Time and Place

This joint information statement/prospectus is being mailed to Lumen shareholders on or about ___________ __, 2007 in connection with the Lumen Special Meeting to be held at Unit 34/35, 46 Springwood Drive, Braintree, Essex, United Kingdom on _______ __, 2007, at __:__ A.M., local time, and at any adjournment or postponement thereof.

Purpose of the Lumen Special Meeting

Stockholders of Lumen will consider and vote upon the proposal to adopt the Merger Agreement and to transact such other business as may properly come before the Lumen Special Meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The Lumen board of directors has determined that the Merger is fair to and in the best interests of the Lumen shareholders, and have unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.  Accordingly, the Lumen board of directors recommends that the Lumen shareholders vote "FOR" the adoption of the Merger Agreement.

Lumen Record Date; Required Vote; Quorum

The close of business on _________ __, 2007 has been fixed as the record date (the "Lumen Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Lumen Special Meeting and at any adjournment or postponement thereof.  As of the Lumen Record Date, there were outstanding 16,400 shares of Lumen common stock.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the voting power of the shares of Lumen common stock issued and outstanding on the record date.  Stockholders will be entitled to one (1) vote per share of Lumen common stock on all matters submitted for a vote at the Lumen Special Meeting.  On the Lumen Record Date, Tendall FZCO beneficially owned 9,500 shares of Lumen common stock, which represented approximately 57.9% of the shares of Lumen common stock outstanding on that date.  Acorn has been advised that Tendall FZCO will vote all of their shares of Lumen common stock in favor of the adoption of the Merger Agreement at the Lumen Special Meeting.  If Tendall FZCO votes its shares in favor of the adoption of the Merger Agreement, it will be adopted by the requisite vote of the stockholders of Lumen even if all of the other Lumen shareholders entitled to vote at the Lumen Special Meeting do not vote or vote against the adoption of the Merger Agreement

The presence at the Lumen Special Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Lumen Special Meeting will constitute a quorum. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner.  Abstentions and broker non-votes, because they are not treated as votes cast, will have the same effect as votes "AGAINST" the proposal to adopt the Merger Agreement.

Shares Owned by Lumen Director, Executive Officers and Principal Stockholder

On the record date, the sole director and the executive officers of Lumen beneficially owned and were entitled to vote 500 shares of Lumen common stock, which represented approximately 3% of the shares of Lumen common stock outstanding on that date.  On the record date, Tendall FZCO beneficially owned 9,500 shares of Lumen common stock, which represented approximately 57.9% pf the shares of Lumen common stock outstanding on that date.

The following table sets forth the beneficial ownership of Lumen common stock by the sole director and the executive officers of Lumen and each other Lumen shareholder known by Lumen to beneficially own 5% or more of Lumen common stock.

Name and Address of Lumen shareholder	Number of Shares of Lumen common stock Beneficially owned on September 30, 2007	Percentage of Lumen common stock beneficially owned on September 30, 2007

Garry McCann Director and CEO of Lumen Unit 34/35 46 Springwood Drive Braintree, Essex United Kingdom	500	3.0%
Tendall FZCO Free Zone, PO Box 211748, Dubai,United Arab Emirates	9,500	57.9%
All officers and directors as a group (2 persons)	500	3.0%

       No proxies are being solicited in connection with the Lumen Special Meeting.

THE MERGER

Background to the Merger

On _________ __, 2007, the boards of directors of both Acorn and Lumen approved the Merger Agreement on the basis of the factors detailed below.

Reasons for the Merger and Recommendation of the Acorn Board of Directors

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to unanimously recommend that Acorn stockholders adopt the Merger Agreement, the Acorn board of directors considered the information provided to it, analyzed the terms of the Merger Agreement, considered a variety of factors, a number of which are summarized below, consulted with members of Acorn's financial and other advisors regarding the strategic and operational aspects of the Merger and the results of the due  diligence efforts undertaken by Acorn and consulted with Acorn's legal advisors regarding the duties of the members of the Acorn board of directors and the terms of the Merger Agreement.  The Acorn board of directors also considered that Acorn's directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of the Acorn stockholders generally, as described under "Interests of Acorn Directors and Executive Officers in the Merger." Potential benefits to Acorn and its stockholders identified by the Acorn board of directors include the following:

●	the cessation of "blank check" company status once the Merger is completed. This status has had a material adverse effect on the ability of Acorn to obtain equity funding.
●	the amount of cash that Lumen has is approximately $900,000.
●	it is expected that PulmoScience will obtain pre-market approval to
●	the ability to benefit from the potential future appreciation in value of shares of the Company's common stock; and
●	the enhanced ability of Company to execute its business plan by using the combined resources of Acorn and Lumen.

In the course of deliberations, Acorn's board of directors also reviewed with Acorn's legal and financial advisors a number of additional factors relevant to the Merger, including:

●	the terms and conditions of the Merger Agreement and the closing conditions;
●	the likelihood that the Merger will be completed;
●	the intended treatment of the Merger as a tax-free reorganization;
●	the fact that Tendall FZCO is the controlling stockholder of Acorn and the controlling shareholder of Lumen.
●

information relating to the business, assets, management, competitive position, operating performance and prospects of the Company, including the prospects of Acorn if it were to continue as an independent company;

●	the then current economic and financial market conditions and historical market prices, volatility and trading information for Acorn common stock;
●	the belief, based on presentations by Acorn's legal and financial advisors, that the terms and conditions of the Merger Agreement, are generally customary for transactions such as the Merger;
●

the belief that the PulmoScience intellectual property is superior to existing standards of medical diagnosis and that the PulmoScience product candidates will obtain regulatory pre-market approval during the first half of 2008 and in other countries during the second half of 2008;

●	the fact that Lumen has approximately $900,000 in cash that would become available to the Company;
●	the fact that the Acorn stockholders would hold approximately 2.6% of the outstanding shares of Company common stock following the Merger;
●	the experience and strength of Lumen's management and research and development teams;
●	whether strategic alternatives to the Merger would enhance long-term stockholder value; and
●	the results of due diligence investigations of Lumen by Acorn's management and advisers.

Acorn's board of directors also considered and balanced against the potential benefits of the Merger a number of potentially negative factors, including the following:

●	the risk that the Merger would not be consummated;
●	the possibility that the market value of Acorn's common stock might increase prior to the closing of the Merger, resulting in more aggregate value to the Lumen shareholders;
●

the possibility that even if the Company succeeds in commercializing its product candidates the pre-Merger stockholders of Acorn may not be able to sell their shares of Acorn common stock for a higher price than they could prior to the Merger;

●

the possibility that the PulmoScience technology may not achieve commercial success because of regulatory rejection of its product candidates or because of competing technologies that are more effective or less expensive or because the Company exhausts its available funds before it begins to generate revenues from the sale of its product candidates and cannot raise additional funds on acceptable terms;

●	the other risks described in the section entitled "Risk Factors Relating to the Merger".

Acorn's board of directors concluded that overall these risks were outweighed by the potential benefits of the Merger, and determined that the Merger was fair to and in the best interests of the Acorn stockholders.

The above discussion  does not include all of the  information and factors considered by Acorn's board of directors. In view of the variety of factors considered  in connection  with its  evaluation of the Merger Agreement,  Acorn's board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.  In addition, individual members of Acorn's board of directors may have given different weight to different factors.

Reasons for the Merger and Recommendation of the Lumen Board of Directors

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that Lumen's shareholders adopt the Merger Agreement, the Lumen board of directors considered the information provided to it, analyzed the terms of the Merger Agreement, considered a variety of factors, a number of which are summarized below, consulted with members of Lumen's financial and other advisors regarding the strategic and operational aspects of the Merger and the results of the due diligence efforts undertaken by Lumen and consulted with Lumen's legal advisors regarding the duties of the sole Lumen director and the terms of the Merger Agreement.  The Lumen board of directors also considered that Lumen's director and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of the Lumen shareholders generally, as described under "Interests of Lumen Directors and Executive Officers in the Merger."  Potential benefits to Lumen and its stockholders identified by the Lumen board of directors include the following:

●	after the Merger, the Company will have access to the public equity markets to raise additional funding;
●	the ability to benefit from the potential future appreciation in value of shares of the Company's common stock; and
●	having shares that trade publicly will permit the Company to compensate its key personnel with equity-based compensation plans;
●	having shares that trade publicly will permit the Company to possibly acquire the minority interest in PulmoScience with shares of its common stock;
●	having shares that trade publicly will permit the Company to acquire other companies in tax-free transactions similar to the Merger; and
●	the enhanced ability of Company to execute its business plan by using the combined resources of Acorn and Lumen.

In the course of deliberations, Lumen's board of directors also reviewed with Lumen's legal and financial advisors a number of additional factors relevant to the Merger, including:

●	the terms and conditions of the Merger Agreement and the closing conditions;
●	the likelihood that the Merger will be completed;
●	the intended treatment of the Merger as a tax-free reorganization;
●	the fact that Tendall FZCO is the controlling shareholder of Lumen and the controlling stockholder of Acorn;
●	information relating to the prospects of Lumen if it were to continue as an independent company;
●	the then current economic and financial market conditions and historical market prices, volatility and trading information for Acorn common stock;
●	the belief, based on presentations by Lumen's legal and financial advisors, that the terms and conditions of the Merger Agreement, are generally customary for transactions such as the Merger;
●	the fact that the Lumen shareholders would hold approximately 97.4% of the outstanding shares of Company common stock following the Merger;
●	whether strategic alternatives to the Merger would enhance long-term Lumen shareholder value; and
●	the results of due diligence investigations of Acorn by Lumen's management and advisers.

Lumen's board of directors also considered and balanced against the potential benefits of the Merger a number of potentially negative factors, including the following:

●	the risk that the Merger would not be consummated;
●	the possibility that the market value of Acorn's common stock might decrease prior to the closing of the Merger, resulting in less aggregate value to the Lumen shareholders;
●

the fact that stockholders of Lumen will not receive the full benefit of any future growth in the value of their equity that Lumen may have achieved as an independent company, and the potential disadvantage to Lumen shareholders who receive Acorn common stock in the event that the Company does not perform as well in the future as Lumen may have performed as an independent company;

●

the possibility that some provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring Lumen from pursuing such an opportunity;

●

the restrictions on the conduct of Lumen's business during the period between  signing of the Merger Agreement and the completion of the Merger or the termination of the Merger Agreement, which could delay or prevent Lumen from pursuing business opportunities that may arise prior to the completion of the Merger;

●	the business, financial, operational and other risks associated with the Acorn common stock that Lumen shareholders will receive as consideration in the Merger; and
●	the other risks described in the section entitled "Risk Factors Relating to the Merger".

Lumen's board of directors concluded that overall these risks were outweighed by the potential benefits of the Merger, and determined that the Merger was fair to and in the best interests of the Lumen shareholders.

The above discussion does not include all of the information and factors considered by Lumen's board of directors.  In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, Lumen's board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

Interests of Acorn's Directors and Executive Officer in the Merger

In considering the recommendation of the Acorn board of directors with respect to the Merger  Agreement and the Merger, you should be aware that Acorn's directors and executive officer have interests in the Merger and have arrangements that are different from, or in addition to, those of the Acorn stockholders generally.  The Acorn board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that the Acorn stockholders vote in favor of adoption of the Merger Agreement.

The Acorn board of directors consists of Ian Ilsley and Alain U. Vetterli.  Mr. Vetterli is the sole officer of Acorn, being the President, Chief Executive Officer, Treasurer, Chief Financial Officer and Secretary.  These individuals have held these offices since July 2006 and have not received any compensation from Acorn.  There are no family relationships among directors or executive officer of the Company and no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Ilsley, age 58, since 1984 has been the Managing Director of Bureau d'Administration de Services et d'Etudes (Monaco), a small but long-established Monegasque financial services and management consulting business that offers trust, offshore management and tax planning and related activities.  Since 1998, Mr. Ilsley has also been the Managing Director of Garnham & Co. Limited (Bermuda), a corporate consultancy/corporate finance business operating under the Garnham and Fulton Partners names.  Mr. Ilsley holds a degree in accountancy and business studies form Thames Valley University and is qualified as a Chartered Certified Accountant.

Alain U. Vetterli, age 44, since 2005 has been the Chairman and Chief Executive Officer of A&M Corp. FZCO (Dubai), a business consulting company. Between 2000 and 2005, Mr. Vetterli was the Director General for Switzerland for PROSEGUR S.A., a globally acting security company.  Mr. Vetterli received a BA in business and administration in 1981 from Swiss Business School and an MA in English from the University of Miami.

 Interests of Lumen's Director and Executive Officers in the Merger

In considering the recommendation of the Lumen board of directors with respect to the Merger  Agreement and the Merger, you should be aware that Lumen's director and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of the Lumen shareholders generally.  The Lumen board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that the Lumen shareholders vote in favor of adoption of the Merger Agreement.

The Lumen board of directors consists of Garry McCann.  Mr. McCann is the President, Chief Executive Officer, Treasurer and Chief Financial Officer of Lumen and Peter B. Hirshfield is the Secretary of Lumen.  These individuals have held these offices since February 2006 and have not received any compensation from Lumen.  There are no family relationship among the director or executive officer of the Company and no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Garry McCann, age 48, has since 2004 been the Managing Director of MC&C td, a business consulting company. Between 1997 and 2004, Mr. McCann was the Managing Director of NE Technology Ltd, a global leader in the design and manufacture of radiation detection equipment. Mr. McCann has an MBA from Warwick University Business School and a BSc in Physics from the University of Surrey.

Peter B. Hirshfield, with over 35 years of experience as outside general counsel specializing in corporate, business and securities law, in September 2004 founded Hirshfield Law, a New York City law firm that represents emerging companies and entrepreneurs in all stages of their business life, from formation and routine business matters, through regulatory compliance, capital raising, restructuring, joint ventures, and merger and acquisition transactions.  Mr. Hirshfield received his BA majoring in history from Brandeis University, Waltham MA, and his JD degree from New York University Law School, where he was Article & Book Review Editor of the NYU Law Review and a John Norton Pomeroy Scholar. Mr. Hirshfield was admitted to the California Bar, where he is currently on inactive status, and is active member of the New York Bar.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and, in accordance with Delaware and Florida law, at the effective time of the Merger, Lumen will merge with and into Acorn.  Acorn will survive the Merger under the name 'Pulmo BioTech Inc.'.

The Merger is structured to qualify as a "Type A Reorganization" within the meaning of §368(a)(1)(A) of the Code so that Lumen shareholders will not recognize gain or loss for United States federal income tax purposes upon their exchange of shares of Lumen common stock for Acorn common stock.

At the effective time of the Merger, each share of Lumen common stock will be converted into the right to receive 3,125 shares of Acorn common stock.

Merger Consideration

The Merger Agreement provides that the Merger Consideration will be adjusted appropriately if, during the period between the date of the Merger Agreement and the effective time of the Merger, the outstanding shares of Acorn common stock are changed in any way by reason of any stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, or issues a special cash dividend, with respect to the outstanding shares with a record date during such period.

Ownership of the Company Following the Merger

Based on the number of outstanding shares of Lumen common stock on the Lumen Record Date and the number of outstanding shares of Acorn on ____________ __, 2007, we anticipate that Lumen shareholders will own approximately 97.4% of the outstanding shares of the Company's common stock following the Merger.

Conversion of Lumen Shares; Procedures for Exchange of Certificates

The conversion of Lumen common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger.  Shortly after the completion of the Merger, the Company or its transfer agent, acting as exchange agent for the Merger, will send a letter of transmittal to each former holder of record of shares of Lumen common stock.  The transmittal letter will contain instructions for obtaining the Merger Consideration, in exchange for shares of Lumen common stock.

After the effective time of the Merger, each certificate that previously represented shares of Lumen common stock will no longer be outstanding, will be automatically cancelled and retired, will cease to exist and will represent only the right to receive the Merger Consideration as described above.

Until holders of certificates previously representing Lumen common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Acorn common stock into which such shares have been converted with a record date after the effective time of the Merger.  When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the Merger and a payment date on or prior to the date of surrender without interest.

In the event of a transfer of ownership of Lumen common stock that is not registered in the transfer records of Lumen, payment of the Merger Consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

●	such certificate is properly endorsed or otherwise is in proper form for transfer and
●

the person requesting such exchange pays any transfer or other taxes resulting from the payment of the Merger Consideration as described above to a person other than the registered holder of such certificate.

Effective Time of the Merger

The Merger will become effective upon the filing of articles of Merger with the Secretary of State of the State of Delaware on the closing date of the Merger or at such later time as is agreed upon by Acorn and Lumen and specified in the articles of Merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to Lumen shareholders who receive the Merger Consideration in exchange for their shares of Lumen common stock pursuant to the Merger.  This discussion is based on the Code, applicable Treasury Regulations, and administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences to a U.S. Holder of the exchange of shares of Lumen common stock held as capital assets.  For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Lumen common stock that is for U.S. federal income tax purposes:

●	a citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;
●

a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not address all aspects of U.S. federal income taxation of the Merger or that may be important to a stockholder in light of that stockholder's particular circumstances or to a  stockholder subject to special rules, such as a financial institution or insurance company,  a tax-exempt organization, a dealer or broker in securities, a stockholder who holds Lumen common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated  transaction, U.S. expatriates, a stockholder subject to alternative minimum tax, a stockholder who  has a functional currency other than the U.S. dollar or a stockholder who acquired Lumen common  stock pursuant to the exercise of compensatory options or otherwise as compensation.  In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger.  We strongly urge Lumen shareholders to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the Merger.

If a partnership holds the shares of Acorn common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding shares of Lumen common stock should consult its tax advisors.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential tax consequences of the Merger.

Tax Consequences of the Merger

Acorn and Lumen have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither Acorn nor Lumen will request a ruling from the IRS regarding the tax consequences of the Merger to Lumen shareholders, Lumen or Acorn.

In accordance with treatment of the Merger as a reorganization, the material federal income tax consequences of the Merger to U.S. Holders are as follows:

●	Acorn and Lumen will not recognize any gain or loss as a result of the Merger.
●	No gain or loss will be recognized by holders of Lumen common stock upon receipt of shares of Acorn common stock in the Merger.
●

The aggregate adjusted tax basis of the Acorn common stock received in the Merger by a holder of Lumen common stock will be the same as the aggregate adjusted tax basis of the Lumen common stock surrendered in exchange therefor.

●

The holding period, for U.S. federal income tax purposes, for the Acorn common stock received in the Merger by a holder of Lumen common stock will include the period during which the holder held the Lumen common stock surrendered in exchange therefor.

Dissenters' Rights

The following discussion is not a complete description of the law relating to dissenters' rights available under Florida law.  This description is qualified by the full text of the relevant provisions the Florida Business Corporation Act, which are reprinted in their entirety as Appendix B to this document.  If any Lumen shareholder desires to exercise dissenters' rights, he should review carefully the Florida Business Corporation Act and is urged to consult a legal advisor before electing or attempting to exercise these rights.

Under the Florida Business Corporation Act ('FBCA'), stockholders of Lumen have the right to dissent from the Merger, and obtain payment of the fair value of their shares.  If the Merger is completed, holders of Lumen common stock who follow the procedures specified by Florida law will be entitled to receive in cash the 'fair value' of their stock as of the day before the Lumen Special Meeting. Such value is exclusive of any appreciation in anticipation of the Merger, unless such exclusion would be inequitable, but includes 'a fair and equitable' rate of interest thereon. Stockholders who elect to follow such procedures are called 'dissenting stockholders' in this joint information statement/prospectus.

A vote in favor of the Merger Agreement by a holder of Lumen common stock will result in the waiver of the stockholder's right to dissent from the Merger.

Under Florida law, a stockholder of Lumen may dissent from the Merger by following the below procedures:

●	the dissenting stockholder must deliver to Lumen, prior to the Lumen Special Meeting, written notice of his intent to demand payment for his shares;
●	All demands for appraisal should be addressed to Lumen Medical Corp., 1035 Park Avenue, Suite 7B, New York NY 10028, attn: Peter B. Hirshfield, Secretary;
●	the dissenting stockholder must refrain from voting in favor of the Merger;
●	within 10 days after the date of the Lumen Special Meeting, Lumen will give written notice of authorization of the Merger by the stockholders to such dissenting stockholder; and
●	within 20 days after the giving of notice to the dissenting stockholder, the dissenting stockholder must file with Lumen a notice of election and a demand for payment of the fair value of his shares.

Any dissenting stockholder filing an election to dissent shall deposit his certificates with Lumen simultaneously with the filing of the election to dissent.  A stockholder may dissent as to less than all of the shares of Lumen common stock held by him, and in such event, he is treated as two separate stockholders.  Once Lumen offers to pay the dissenting stockholder for his shares, the notice of election cannot be withdrawn, except with the consent of Lumen.  However, the right of a dissenting stockholder to be paid the fair value of his shares will cease if:

●	the demand is withdrawn;
●	the proposed Merger is abandoned;
●	no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law; or
●	a court of competent jurisdiction determines that such stockholder is not entitled to the relief provided by Florida law.

Within 10 days after the later of the expiration of the period in which the dissenting stockholder may file his or her notice of election to dissent or the effective time of the Merger, Lumen is required to make a written offer to each dissenting stockholder to purchase the shares of Lumen common stock at a price deemed by the surviving Company to be the fair value of such shares.

If, within 30 days after the making of such offer, any stockholder accepts the offer, payment will be made within 90 days after the later of the date such offer was made or the consummation of the Merger.  However, if within such 30 day period the surviving Company and the dissenting stockholder are unable to agree on a price, then the surviving corporation, within 30 days after receipt of written demand from such dissenting stockholder given within 60 days after the effective time of the Merger, shall, or at its election  within such period may, file an action in a court of competent jurisdiction in the county in which Lumen maintained its registered office, requesting that the fair value of the shares of Lumen common stock be determined.  If Lumen or the surviving Company fails to file such proceedings, any dissenting stockholder may do so in the name of Lumen.  All dissenting stockholders, except for those that have agreed upon a value with the surviving Company, are deemed to be parties to the proceeding.  In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The surviving Company shall pay each dissenting stockholder the amount found to be due within 10 days after final determination of the proceedings.  Upon payment of such judgment, the dissenting stockholder will cease to have any interest in the shares of Lumen common stock.

Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable.  The court will determine the cost and expenses of any such dissent proceeding and such costs and expenses will be assessed against the surviving Company. However, all or any part of such costs and expenses may be apportioned and assessed against the dissenting stockholders, in such amount as the court deems equitable, if the court determines that the surviving Company made an offer to the dissenting  stockholders and the stockholders' failure to accept such offer was arbitrary,  vexatious or not in good faith.  The expenses awarded by the court shall include compensation for, and reasonable expenses of, any appraiser but shall not include the fees and expenses of counsel or experts employed by any party.  If the fair value of the shares of Lumen common stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any stockholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the stockholder in the proceeding.  Under Florida law, the fair value as determined by the court may be more or less than the Merger Consideration.

Resale of Acorn Common Stock

Acorn common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act") except for shares issued to any Lumen shareholder who may be deemed to be an "affiliate" of Acorn for purposes of Rule 145 under the Securities Act.  Tendall FZCO, the only Lumen shareholder that may be deemed to be an affiliate of Acorn, has agreed not to transfer any Acorn common stock received in the Merger except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.  This joint information statement/prospectus does not cover re-sales of Acorn common stock received by any person upon completion of the Merger, and no person is authorized to make any use of this joint information statement/prospectus in connection with any such resale.

THE MERGER AGREEMENT

This is a summary of the material provisions of the Merger Agreement.  The Merger Agreement, which is attached as Annex I to this joint information statement/prospectus and is incorporated herein by reference, contains the complete terms of the Merger Agreement.  You should read the entire Merger Agreement carefully.

Conditions to the Completion of the Merger

Conditions to the Obligations of Each Party.  The obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following conditions:

●	the Merger Agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Acorn common stock issued and outstanding on the Acorn Record Date;
●	the Merger Agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Lumen common stock issued and outstanding on the Lumen Record Date;
●

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute,  law, rule, other legal restraint or prohibition is in effect preventing the consummation of the Merger; and

●

the registration statement, of which this joint information statement/ prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order.

Conditions to the Obligations of Acorn.  The obligations of Acorn to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

●

the representations and warranties of Lumen contained in the Merger Agreement that are qualified as to materiality are true and correct, and the representations and warranties of Lumen contained in the Merger Agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier  date, in which case as of the earlier date).  Acorn must receive a certificate signed on behalf of Lumen by the chief executive officer and chief financial officer of Lumen to that effect;

●

Lumen has performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the closing date,  and Acorn has received a certificate signed on behalf of Lumen by the chief  executive officer and chief financial officer of Lumen to that effect;

●

there is no pending or overtly threatened suit, action or proceeding by any governmental entity (or by any other person having a reasonable likelihood of prevailing in a manner contemplated in the three sub-bullets below):

-

challenging the acquisition by Acorn of any shares of Lumen common stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by the Merger Agreement, or seeking to place limitations on the ownership of shares of Lumen common stock (or shares of common stock of the surviving Company) by Acorn, the Company or any other affiliate of Acorn or seeking to obtain from Acorn, the Company or any other affiliate of Acorn any damages that are material in relation to Acorn;

-

seeking to prohibit or materially limit the ownership or operation by Acorn, Lumen, the Company or any of their  respective subsidiaries of any portion of any business or of any assets of Acorn, Lumen, the Company or any of their respective  subsidiaries, or to compel Acorn, Lumen, the Company or any of their respective subsidiaries to divest or hold separate any  portion of any business or of any assets of Acorn, Lumen, the Company or any of their respective  subsidiaries, in each case, as a result of the Merger; or

	-	seeking to prohibit Acorn or any of its affiliates from effectively controlling in any material respect the business or operations of Lumen of any of its subsidiaries; and
●	no restraint is in effect that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three preceding sub-bullets.

Conditions to the Obligations of Lumen. The obligations of Lumen to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

●

the representations and warranties of Acorn contained in the Merger Agreement that are qualified as to materiality are true and correct,  and the representations and warranties of Acorn contained in the Merger Agreement that are not qualified as to materiality are  complete and accurate in all material respects, in each case as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent the representations  and warranties expressly relate to an earlier date, in which case as of the earlier date).  Lumen must receive a certificate signed on behalf of Acorn by the chief executive officer and chief financial officer of Acorn to that effect;

●

Acorn has performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and Lumen has received a certificate signed on behalf of Acorn by the chief executive officer and chief financial officer of Acorn; and

Important Definitions

The Merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with Lumen or Acorn, as the case may be, any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect that (1) is  materially adverse  to the  business, condition (financial or otherwise),  properties, assets, liabilities (contingent or otherwise) or results of operations of Lumen or Acorn, as the case may be, and its subsidiaries, taken as a whole, or (2) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Lumen or Acorn, as the case may be, of the Merger or the other transactions contemplated by the Merger Agreement.  However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

●

any change relating to the economy in the locations in which Lumen or Acorn, as the case may be, has operations, or the United States securities markets in general, so long as the changes do not disproportionately impact Lumen or Acorn, as the case may be, relative to other companies that have operations located in those economies or that have securities listed in the United States;

●

any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Lumen or Acorn, as the case may be, participates (other than as may arise or result from regulatory action by a governmental entity), so long as the effects do not disproportionately impact Lumen or Acorn, as the case may be, relative to other companies that participate in the industry; or

●	any change to the extent resulting directly from the announcement or consummation of the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the Merger Agreement has been adopted by the stockholders of Acorn and/or the stockholders of Lumen:

●	by mutual written consent of Acorn and Lumen;
●

by either Acorn or Lumen if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition preventing the consummation of the Merger is in effect and has become final and nonappealable;

●	by Lumen if the Merger Agreement has not been adopted by the stockholders of Acorn at the Acorn Special Meeting (or any adjournment or postponement of the Acorn Special Meeting);
●	by Acorn if the Merger Agreement has not been adopted by the stockholders of Lumen at the Lumen Special Meeting (or any adjournment or postponement of the Lumen Special Meeting);
●

by Acorn if Lumen has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of either of the conditions described in the first two bullet points under "Conditions to the Completion of the Merger--Conditions  to the Obligations of Acorn" and the condition is incapable of being cured, or is not cured, by Lumen within 30 calendar days following receipt of written notice of a breach or failure to perform  from Acorn;

●

by Acorn if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition having the effects described in the third bullet point under "Conditions to the Completion of the Merger--Conditions to the Obligations of Acorn" is in effect and has become final and nonappealable; or

●

by Lumen if Acorn has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of either of the conditions described in the first two bullet points under "Conditions to the Completion of the Merger--Conditions to the Obligations of Acorn" the condition is incapable of being cured, or is not cured, by Acorn within 30 calendar days following receipt of written notice of such breach or failure to perform from Lumen.

Fees and Expenses

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring the fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this joint information statement/prospectus will be shared equally by Acorn and Lumen.  There is no termination fee in the event that the Merger Agreement is terminated.

Conduct of Business Pending the Merger

Under the Merger Agreement, during the period from the date of the Merger Agreement to the effective time of the Merger, except as consented to in writing in advance by Acorn, Lumen and PulmoScience will carry on their business in the ordinary course.  Ordinary course of business means:

●	such action is consistent with the past practices of such entity and is taken in the ordinary course of the normal day-to-day operations of such entity;
●	such action is not required to be authorized by the board of directors of such entity (or by any person or group of persons exercising similar authority); and
●

such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day  operations of other entities that are in the same line of business as such company.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. Many of the representations and warranties are qualified by a knowledge, materiality or material adverse effect exception.  These representations and warranties relate to the following subject matters with respect to each party:

 ●    organization and good standing;

          ●   authority; no conflict;

          ●   capitalization;

          ●   financial statements;

 ●   absence of material adverse change

          ●   absence of certain changes and events;

 ●    undisclosed liabilities;

          ●   legal proceedings; orders;

          ●   taxes;

          ●   no default or violation;

          ●   absence of certain changes and events; and

          ●   brokers or finders.

     In addition, Acorn made representations and warranties related to the following subject matters:

         ●    SEC filings; and

         ●     issuance of company securities.

    In addition, Lumen made representations and warranties related to the following subject matters:

    ●    books and records.

Commercially Reasonable Efforts

Under the Merger Agreement, Acorn and Lumen have agreed to use commercially reasonable  efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including but not limited to (1) taking all acts necessary to cause the conditions of the Merger to be satisfied as promptly as practicable,  (2) obtaining all necessary actions or non-actions, consents, approvals and waivers from governmental entities and making all necessary registrations and filings (including filings with governmental entities) and taking all steps as may be necessary to obtain an approval or waiver  from, or to avoid an action or proceeding by, any governmental entity, and (3) obtaining all necessary consents, approvals or waivers from third parties.

Certificate of Incorporation and By-laws of the Surviving Company

The Merger Agreement provides that at the effective time of the Merger between Acorn and Lumen the certificate of incorporation and by-laws of Acorn will be the certificate of incorporation and by-laws of the surviving Company (except that the name of the Company shall be changed to 'Pulmo BioTech Inc.') until change or amendment as provided in the certificate of incorporation or by-laws or by applicable law.  For a summary of the current Acorn certificate of incorporation and by-laws and the associated rights of Acorn stockholders, see "Comparison of Rights of Common Stockholders of Acorn and Common Stockholders of Lumen."

Amendment

The Merger Agreement may be amended at any time before or after receipt of the approval of stockholders of Acorn and/or Lumen, except that after Acorn stockholder approval has been obtained, no amendment can be made that by law requires further approval by the stockholders of Acorn without such approval having been obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of both Acorn and Lumen.

Waiver

At any time prior to the effective time of the Merger, Acorn and Lumen may to the extent permitted by law, waive (1) any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (2) compliance with any of the agreements or conditions contained in the Merger Agreement.  Any agreement on the part of a party to any such waiver will be valid only if the waiver is set forth in an instrument in writing signed on behalf of that party. The failure of either Acorn or Lumen to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

INFORMATION ABOUT ACORN

Acorn was incorporated in Utah on December 12, 1980, under the name 'Puma Energy, Inc.' with an authorized capital of $5,000 divided into 50,000,000 shares of common stock of a par value of $0.0001 per share.  Acorn was formed for the primary purpose of engaging in all facets of the business comprising the oil and gas industry.

Effective June 8, 1989, Acorn increased its authorized capital from $5,000 to $180,000, comprised of 800,000,000 shares of $0.0001 par value common stock and 100,000 shares $1.00 par value Preferred Stock, with the rights, privileges and preferences of our Preferred Stock to be set by the board of directors; and it changed its corporate name to 'Syntony Group, Inc.'.

Acorn amended its By-laws to opt out of the Utah Control Share Acquisition Act, Section 61-6-1, et. seq., of the Utah Code Annotated, on March 26, 2001, as part of its planned restructuring to enable it to re-commence business operations as may be determined by its board of directors, and to place it in a better position to raise funding for any such determined operations or to create a capital structure that would allow it to acquire an ongoing business that would be beneficial to its stockholders.  Based on Acorn's lack of financial resources, assets or prospects, it was expected that any such restructuring or acquisition would likely involve a control share acquisition.

On April 2, 2001, Acorn effected a reverse split of our 142,800,000 outstanding shares of common stock on a basis of one share for 1,428 shares, while retaining its authorized capital, common stock and par value, with appropriate adjustments in its capital accounts.

On October 1, 2006, Acorn reincorporated in Delaware by completing a merger (the 'Reincorporation Merger') with its wholly-owned subsidiary, Acorn Acquisition Corp.  As a result of the Reincorporation Merger, Acorn became a Delaware corporation and adopted its present name. Also, as a result of the Reincorporation Merger, Acorn effected a reverse split of outstanding shares by making each ten shares of Syntony common stock outstanding immediately prior to the effective time of the Reincorporation Merger become one share of Acorn common stock as a result of the Reincorporation Merger. The Reincorporation Merger provided that any fractions of shares of Acorn common stock resulting from such reverse split will be rounded up to the nearest whole share on a stockholder by stockholder basis, so that every stockholder of Syntony would become a stockholder of Acorn, and so that no fractional shares of Acorn would be outstanding after giving effect to the Reincorporation Merger.

On October 1, 2007, Acorn executed the Merger Agreement with Lumen. Under the terms of the Merger Agreement, holders of Lumen common stock will receive 3,125 shares of Acorn common stock for each shares owned in Lumen on the Lumen Record Date.  This corresponds to a total of 51,250,000 shares of Acorn common stock that will be issued to Lumen common stock stockholders upon the closing of the Merger. Tendall FZCO, which currently owns about 89.8% of Acorn and about 57.9% of Lumen, will own about 58.8% of the Company after completion of the Merger.

At the present time, Acorn does not have commitments from anyone to provide funds for its operations.  Management continues to seek funding and any additional funding that is obtained is likely to involve the issuance of large amounts of stock, and will further dilute the interests of the existing stockholders.

INFORMATION ABOUT LUMEN

Lumen was incorporated on February 24, 2006 as a vehicle to invest in North American businesses. On July 27, 2006, Lumen identified PulmoScience as the subject for investment and during 2006 increased its ownership of PulmoScience to 51%.  At present, Lumen's only assets are its 51% stake in PulmoScience and approximately $900,000 in cash.

PulmoScience is a development stage biotechnology company that is developing a non-invasive Molecular Imaging for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension, and Lung Inflammatory diseases. This new diagnostic methodology is called PulmoBind.

PulmoBind uses an intravenously delivered radionucleide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician.

PulmoScience is currently two thirds of the way through Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism.

Because the PulmoBind Molecular Imaging technology uses standard radio--isotope tracers and gamma cameras, every hospital in the world that has any sort of nuclear medicine facility will be able to carry out lung Molecular Imaging tests without having to invest in any new facilities.

Given this plus the improved patient safety and diagnostic effectiveness of PulmoBind as well as its unique ability to non-invasively image conditions such as Pulmonary Hypertension, PulmoScience is confident that its PulmoBind Molecular Imaging technology will be an extremely successful product.

PulmoScience is currently owned by Lumen with the remainder of the equity shared between Innovacor (a subsidiary of the Montreal Heart Institute) and Dr. Jocelyn Dupuis (the originator of the PulmoBind Molecular Imaging technology). Lumen has an option to increase its stake in PulmoScience to 61% with the payment of an additional $200,000. Lumen expects to exercise this option before the end of 2OO7.

Because the PulmoBind Molecular Imaging technology uses standard radio-isotope tracers and gamma cameras, every hospital in the world that has any sort of nuclear medicine facility will be able to carry out lung Molecular Imaging tests without having to invest in any new facilities.

Given this plus the improved patent safety and diagnostic effectiveness of PulmoBind as well as its unique ability to non-invasively image conditions such as Pulmonary Hypertension, PulmoScience is confident that its PulmoBind Molecular Imaging technology will be an extremely successful product.

PulmoScience is currently 51% owned by Lumen Medical with the remainder of the equity shared between Innovacor (a subsidiary of the Montreal Heart Institute) and Dr Jocelyn Dupuis (the originator of the PulmoBind Molecular Imaging technology). Lumen has an option to increase its stake in PulmoScience to 61% with the payment of an additional $200,000. Lumen expects to exercise this option before the end of 2007.

Acorn Acquisition Corp

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information is based upon Acorn's historical consolidated financial information incorporated by reference in this joint information statement/prospectus and Lumen's historical consolidated financial information included elsewhere in this joint information statement/prospectus, and has been prepared to reflect the proposed Merger as a 'reverse acquisition' between Lumen and Acorn.  Because Lumen and Acorn are under the same control, the acquisition of Acorn by Lumen is being accounted for in a manner similar to a pooling of interests.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable.  These adjustments include the July 2007 use of the cash in escrow to repay the $1,000,000 stock subscriptions payable liability and the July 2007 issuance by Lumen of 6,400 shares of its common stock to accredited investors for $900,000 in cash.  The unaudited pro forma condensed consolidated statements of operations, which have been prepared for the three months ended June 30, 2007 and for the twelve months ended March 31, 2007, give effect to the Merger as if it had occurred on April 1, 2006.  The unaudited pro forma condensed consolidated balance sheet has been prepared as of June 30, 2007 and gives effect to the Merger as if it had occurred on that date.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only.  The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated.  In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the Company after completion of the Merger.

The unaudited pro forma condensed consolidated financial information was prepared utilizing the historical cost basis of the assets, liabilities and operations acquired in a manner similar to a pooling of interests with Lumen treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, the cost of the Merger will be charged to operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2007

	Acorn	Lumen	Pro Forma
	Historical	Historical	Adjustments	Pro Forma

Assets
Current Assets
Cash	$ -	$ 147,340	$900,000	$ 1,047,840
Cash in escrow	938,229	-	(938,229)
Research and Development Tax Credit	-	316,850	-	316,850
Sales Tax Receivable	-	31,335	-	31,335
Prepaid Research and Development	-	57,689	-
Prepaid Expenses	-	5,884	-	5,884

Total Current Assets	938,229	559,098	(38,229)	1,459,098
			5,125
Investment	-	-	(5,125)	-

Total Assets	$ 938,229	$ 559,098	$ (38,229)	$ 1,459,098

Liabilities and Stockholders' Deficit
Current Liabilities:
Stock Subscriptions Payable	$ 1,000,000	$ -	$ (1,000,000)	$ -
Loan Payable - Stockholders	96,807	1,176,235		1,273,042
Accounts Payable	40,004	56,925		96,930
Shares subject to mandatory redemption	-	430,189		430,189

Total Current Liabilities	1,136,811	1,663,349	(1,000,000)	1,800,161

Minority Interest	-	42,646	-	42,646

	Acorn	Lumen	Pro Forma
	Historical	Historical	Adjustments	Pro Forma

Stockholders' Deficit
Common Stock	137	1	5,125	5,262
Additional Paid-in Capital	869,268	999	(1)
			61,771	1,826,914
			900,000
			(5,124)
Unrealized Transaction Gain		14,048		14,048
Deficit Accumulated Prior to Development Stage	(751,491)	-		(751,491)
Deficit Accumulated in Development Stage	(316,496)	(1,161,945)		(1,478,441)

Total Stockholders' Deficit	(198,582)	(1,146,897)	961,771	(383,708)

Total Liabilities and Stockholders' Deficit	$ 938,229	$ 559,098	$(38,229)	$ 1,459,098

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2007

	Acorn	Lumen	Pro Forma
	Historical	Historical	Adjustments	Pro Forma

Revenues	$ -	$ -		$ -

Costs and Expenses:
Research and Development	-	31,325		31,325
General and Administrative	23,768	84,589		108,357

Loss Before Other (Income) Deductions	(23,768)	(115,914)		(139,682)
Other (Income)
Minority Interest		(19,317)		(19,317)

Net Loss	$(23,768)	$(96,597)		$(120,365)

Net Loss per Share, Basic and Diluted				($0.00)

Weighted Average Number of Shares Outstanding, Basic and Diluted				52,622,754

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2007

	Acorn	Lumen	Pro Forma
	Historical	Historical	Adjustments	Pro Forma

Revenues	$ -	$ -		$ -

Costs and Expenses:
Research and Development	-	624,345		624,345
General and Administrative	168,778	928,112		1,096,890

Total Costs and Expenses	168,778	1,552,457		1,721,235

Loss Before Other (Income) Deductions	(168,778)	1,552,457		(1,721,235)

Other (Income) Deductions:
Minority Interest	-	(523,944)		(523,944)
Change in Redemption Amount on Mandatorily Redeemable Shares	-	31,329		31,329

	-	(492,705)		(492,705)

Net Loss	$(168,718)	$(1,058,752)		$(1,228,530)

Net Loss per Share, Basic and Diluted				$(0.02)

Weighted Average Number of Shares Outstanding, Basic and Diluted				52,622,754

DIRECTORS AND MANAGEMENT

Directors and Management Following the Merger

Upon consummation of the Merger, the Board of Directors, executive officer and key employees of the Company will be as follows:

Name	Position(s)	Age
Garry McCann	President, Chief Executive Officer, Treasurer and Chief Financial Officer	49
Peter B. Hirshfield	Secretary	61

Garry McCann, age 49, has since 2004 been the Managing Director of MC&C td, a business consulting company. Between 1997 and 2004, Mr. McCann was the Managing Director of NE Technology Ltd, a global leader in the design and manufacture of radiation detection equipment. Mr. McCann has an MBA from Warwick University Business School and a BSc in Physics from the University of Surrey.

Peter B. Hirshfield, with over 35 years of experience as outside general counsel specializing in corporate, business and securities law, in September 2004 founded Hirshfield Law, a New York City law firm that represents emerging companies and entrepreneurs in all stages of their business life, from formation and routine business matters, through regulatory compliance, capital raising, restructuring, joint ventures, and merger and acquisition transactions.  Mr. Hirshfield has represented participants in reverse merger transactions and currently represents several public companies and a number of private companies.  Prior to founding Hirshfield Law, Mr. Hirshfield gained broad experience as a partner in several prominent New York City law firms and as at associate at Cravath, Swaine & Moore.  Mr. Hirshfield received his BA majoring in history from Brandeis University, Waltham MA, and his JD degree from New York University Law School, where he was Article & Book Review Editor of the NYU Law Review and a John Norton Pomeroy Scholar. Mr. Hirshfield was admitted to the California Bar, where he is currently on inactive status, and is active member of the New York Bar.

Independence of Directors

     [describe independence or lack of independence of board of merged company]

Committees

During the developmental stage of the Company, the board of directors is not expected to appoint an audit committee, a compensation committee or a nominating committee.  The functions that would be performed by those committees will be performed by the board of directors.

Code of Ethics

Acorn has not adopted a formal code of ethics.  During the Company's developmental stage, it is believed that the financial operations are not sufficiently complex to warrant the adoption of a formal code of ethics.

The Company Principal Accountant

In July, 2006, Acorn retained Raich Ende Malter & Co. LLP as its principal accountant.

Audit Fees

Raich Ende Malter & Co. LLP billed Acorn $25,379 in connection with the audit of Acorn's financial statements for the year ended December 31, 2006.

Audit-Related Fees

Raich Ende Malter & Co. LLP billed Acorn $111,000 for Audit-Related fees in the year ended December 31, 2006.

Tax Fees

Raich Ende Malter & Co. LLP did not bill Acorn in the year ended December 31, 2006 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

Raich Ende Malter & Co. LLP did not bill Acorn for any other fees in the year ended December 31, 2006.

It is the policy of Acorn's board of directors to approve all engagements of their independent auditors to render audit or non-audit services prior to the initiation of such services.

Director Compensation

Acorn's directors do not currently receive any cash compensation for their services as such.

EXECUTIVE COMPENSATION

Neither Acorn nor Lumen paid any compensation to their executive officers during the last three fiscal years.

Employment Agreements

    None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acorn

Lumen

Merger Agreement

On October 1, 2007, Acorn and Lumen executed the Merger Agreement.  Pursuant to the terms and conditions of the Merger Agreement, Lumen will merge with and into Acorn with the name of the surviving Company becoming 'Pulmo Biotech Inc.'.  As a result of the Merger, Lumen common stock stockholders will receive 3,125 shares of Acorn common stock in return for every share of Lumen common stock held at the time of the closing of the Merger.  The closing of the Merger will  occur after approval of the Merger by the stockholders of Acorn and Lumen and after the registration statement of with this joint information statement/ prospectus form a part is declared effective by the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding beneficial ownership of Acorn as of September 30, 2007 by each person who is known by us to beneficially own more than 5% of Acorn common stock, by each of Acorn's officers and directors and by all of Acorn's officers and directors as a group.

Name and Address Of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class (2)
Alain U. Vetterli	Common Stock	1,000	Less than 1%
Ian Ilsley	Common Stock	500	Less than 1%
Tendall FZCO	Common Stock	1,232,501	57.9%
All Officers and Directors as a Group (2 persons)	Common Stock	1,500	Less than 1%

(1)  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  There are no Acorn options or warrants outstanding.

(2)  Based upon 1,374,574 shares issued and outstanding on September 30, 2007.

The following table sets forth certain information regarding the pro forma beneficial ownership of the Company after giving effect to the Merger by each person who is known by us to beneficially own on a pro forma basis more than 5% of Company common stock, by each of the Company's officers and directors and by all of the Company's officers and directors as a group.

Name and Address Of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class (2)
Alain U. Vetterli	Common Stock	1,000	Less than 1%
Ian Ilsley	Common Stock	500	Less than 1%
Garry McCann	Common Stock	1,562,500	3.0%
Peter B. Hirshfield	Common Stock	0	0%
Tendall FZCO	Common Stock	30,920,001	58.8%
All Officers and Directors as a Group (3 persons)	Common Stock	1,564,000	Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  There are no Acorn options or warrants outstanding.

(2) Based on 52,622,574 shares to be issued and outstanding immediately after the effective time of the Merger.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to the Merger, there will be 52,622,574 shares of the Company issued and outstanding.  Of the 51,250,000 shares of Acorn common stock issued to the stockholders of Lumen pursuant to the Merger, 20,000,000 shares will be registered and freely tradable without securities law restriction by virtue of registration under this joint information statement/prospectus.    These 20,000,000 shares of Acorn common stock will be issued to Lumen shareholders who are not affiliates of Acorn.  The 29,687,500 shares of Acorn common stock being issued to Tendall FZCO and the 1,562,500 shares of Acorn common stock being issued to Garry McCann in connection with the Merger will become "control" securities which may be sold in accordance with Rule 144 ("Rule 144") under the Securities Act of 1933.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year or an affiliate that owns "control" shares is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks' average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the Company.  A person who has not been an affiliate of Acorn for at least three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144(k) without regard to the limitations described above.

No prediction can be made about the effect that market sales of common stock of the Company or the availability for sale under Rule 144 of shares of common stock of the Company will have on the market price of the Company's common stock. Sales of substantial amounts of common stock in the public market and/or the availability of substantial amounts of common stock for sale under Rule 144 could adversely affect the market price for the Company's common stock and could impair its future ability to raise capital through the sale of common stock of the Company or securities linked to such common stock.

THE COMBINED COMPANY'S SECURITIES FOLLOWING THE MERGER

The following description of the material terms of the capital stock of the combined Company following the Merger includes a summary of specified provisions of the certificate of incorporation and by-laws of the Company that will be in effect upon completion of the Merger.  This description is subject to the relevant provisions of the Delaware General Corporation Law (DGCL) and is qualified by reference to the Company's certificate of incorporation and by-laws, copies of which are incorporated as exhibits by reference to this joint information statement/prospectus.

General

The Company's authorized capital stock will consist of 252,500,000 shares of all classes of capital stock, of which 250,000,000 will be shares of common stock, par value $0.0001 per share,  and 2,500,000 will be shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of common stock of the Company will be entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights.  Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the Company are entitled to receive dividends if and when declared by the board of directors.  Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the Company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The board of directors of the Company, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.  As of September 30, 2007, there were no shares of preferred stock issued and outstanding.

Options, Warrants and Other Derivative Securities

Acorn had no options, warrants or other securities convertible into common stock of Acorn as of September 30, 2007 and the Company will not have any of such derivative securities outstanding at the effective time of the Merger.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of the Company will be Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, (801) 272-9294.

LEGAL MATTERS

Hirshfield Law, New York, New York, will issue an opinion with respect to the validity of the shares of Acorn common stock being offered hereby.  Peter B. Hirshfield, the founder of Hirshfield Law, is the Secretary of Lumen and will continue as the Secretary of the Company.

EXPERTS

The consolidated financial statements of Acorn as of December 31, 2006 and for year then ended and for the period from reactivation (March 26, 2001) to December 31, 2006 have been incorporated in this joint information statement/prospectus and in the registration statement in reliance upon the report of Raich Ende Malter & Co. LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.  The consolidated financial statements for the two fiscal years in the period ended December 31, 2005 have been incorporated in this joint information statement/prospectus and in the registration statement in reliance upon the report of Mantyla McReynolds, LLC, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Lumen as of March 31, 2007, for the year then ended and for the periods February 23, 2006 (Inception) to March 31, 2006 and 2007 December 31, 2006, and for period from incorporation through December 31, 2006 have been included elsewhere in this joint proxy statement/ prospectus in reliance upon the report of Raich Ende Malter & Co. LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Acorn and Lumen are unaware of any other matters to be brought before their respective Special Meetings.

FUTURE STOCKHOLDER PROPOSALS

Acorn has not yet scheduled its 2007 annual meeting of stockholders.  It is expected that the Company will schedule an annual meeting of stockholders after the Merger becomes effective.

WHERE YOU CAN FIND MORE INFORMATION

Acorn files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Acorn with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Acorn files, and the Company will file, its reports, proxy statements and other information electronically with the SEC. You may access information on Acorn prior to the Merger and on the Company after the Merger at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

Information and statements contained in this joint information statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

All information contained or incorporated by reference in this joint information statement/ prospectus relating to Acorn has been supplied by Acorn, and all such information relating to Lumen has been supplied by Lumen.  Information provided by either of us does not constitute any representation, estimate or projection of the other.

This joint information statement/prospectus incorporates important business and financial information about Acorn and its subsidiaries that is not included in or delivered with the document.  This information is available without charge to security holders upon written or oral request.  To make this request, or if you would like additional copies of this joint information statement/prospectus or have questions about the Merger, you should contact:

ACORN ACQUISITION CORP. 1035 Park Avenue, Suite 7B New York NY 10028 Telephone: (646) 827-9362	Lumen Medical Inc. 1035 Park Avenue, Suite 7B New York NY 10028 Telephone: (646) 827-9362

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint information statement/prospectus, and the documents to which we refer you in this joint information statement/prospectus, contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act.  Forward-looking statements  may be identified by the use of words such as "anticipate,"  "may," "can," "believe," "expect," "project," "intend," "likely," similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts.  These forward-looking statements are subject to numerous risks and uncertainties.  There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statement. These factors include, but are not limited to, the following:

●	Acorn's and Lumen's ability to complete the Merger;
●	the Company's ability to successfully integrate operations and to realize synergies from the Merger;
●	failure to obtain the stockholder approval of the Merger or to meet other closing conditions to the Merger;
●	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;
●	general local economic and employment conditions;
●	the Company's ability to effectively manage its operations, costs and capital spending;
●	the Company's ability to obtain pre-market approval to sell the product candidates of PulmoScience;
●	the Company's ability to market and sell such product candidates at a profit even if such pre-market approval is obtained;
●	changes in accounting policies or practices;
●	changes in the Company's ability to manage operating expenses and capital expenditures and reduce or refinance debt;
●	the effects of technological changes and competition on capital expenditures and product candidate offerings;
●	changes in income tax rates and tax laws of federal, state or foreign jurisdictions, and results of any federal, state or foreign income tax audits in the respective taxing jurisdictions; and
●	general factors, including changes in economic, business, industry and stock market conditions.

These and other uncertainties related to the businesses of Acorn and Lumen are described in greater detail elsewhere in this joint information statement/prospectus.  All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this joint information statement/prospectus and attributable to Acorn, Lumen or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or  referred to in this section.  Forward-looking statements speak only as of the date of this joint information statement/prospectus or the date of any document incorporated by reference in this joint information statement/prospectus.  Acorn and Lumen undertake no obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.

INDEX TO FINANCIAL STATEMENTS

ACORN ACQUISITION CORP.

For the Six Months Ended June 30, 2007 and 2006

Balance Sheets	F-2
Statements of Operations	F-3
Statement of Stockholders' Deficit	F-4
Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6 - F-10

For the Years Ended December 31, 2006 and 2005

Reports of Independent Registered Public Accounting Firms	F-11 - F-12
Balance Sheets	F-13
Statements of Operations	F-14
Statement of Stockholders' Deficit	F-15
Statements of Cash Flows	F-16
Notes to Consolidated Financial Statements	F-17 - F-21

LUMEN MEDICAL INC.
For the Periods from February 23, 2006 (Inception) to June 30, 2007
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheets	F-23
Statements of Operations	F-24
Statements of Stockholders' Deficit	F-25
Statements of Cash Flows	F-26

Notes to Consolidated Financial Statements	F-27 - F-33

Acorn Acquisition Corp. and Subsidiary

[A Development Stage Company]

Condensed Consolidated Balance Sheet

June 30, 2007

(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$ -
Cash in escrow	$938,229
TOTAL ASSETS	$938,229

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Stock Subscription Payable	$1,000,000
Accounts Payable	40,004
Accounts Payable-Related Party	96,807

Total Current Liabilities	$1,136,811

Stockholders' Deficit:
Common stock	137
Additional paid in capital	869,268
Deficit accumulated prior to developmental stage	(751,491)
Accumulated deficit during development stage	(316,496)
Total Stockholders' Deficit	(198,582)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$938,229

The accompanying notes are integral parts of these financial statements.

Acorn Acquisition Corp. and Subsidiary

[A Development Stage Company]

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Six Months Ended June 30,		For the Period From Reactivation (March 26, 2001) to June 30,2007

	2007	2006
Revenues	$ -	$ -	$ -

General and administrative expense	61,005	31,119
			315,198

Operating Loss	(61,005)	(31,119)	(315,198)

Income/franchise taxes	0	44	1,299

Net Loss	$(61,005)	$(31,163)	$(316,497)

Net Loss per Share, Basic and Diluted	$(0.04)	$(0.02)

Weighted Average Number of Shares Outstanding, Basic and Diluted	1,372,574	1,372,574

	For the Three Months Ended
	June 30,
	2007	2006
Revenues	$ -	$ -

General and administrative expense	23,768
		28,843

Operating Loss	(23,768)	(28,843)

Income/franchise taxes	-	44

Net Loss	$(23,768)	$(28,887)

Net Loss per Share Basic and diluted	$(0.02)
		$(0.02)

Weighted Average Number of Shares Outstanding, Basic and Diluted	1,372,574
		1,372,574

The accompanying notes are integral parts of these financial statements.

Acorn Acquisition Corp. and Subsidiary

[A Development Stage Company]

Consolidated Statements of Stockholders' Deficit

For the period from Reactivation [March 26, 2001] through June 30, 2007

(Unaudited)

                                                           Deficit

                                                          Accumulated

                                             Additional     During           Total

                          Number     Common   Paid-in     Development     Stockholders'

                        of Shares    Stock    Capital       Stage           Deficit

Balance,

March 26, 2001       142,800,000   $14,280   $735,211    $(751,491)         $(2,000)

Reverse split shares:

1 for 1,428, 4/2/01 (142,326,538)  (14,233)    14,233            -                -

1 for 10, 10/1/06       (425,888)      (43)        43            -                -

Issued stock for

expenses, at $.002

per share                925,000       93     17,907             -           18,000

Net loss for 2001              -         -          -      (18,100)         (18,100)

Balance,

December 31, 2001        972,574        97    767,394     (769,591)         (2,100)

Issued stock for

expenses, at $.002

per share                400,000       40      7,960             -            8,000

Net loss for 2002              -         -          -      (9,205)         (9,205)

Balance,

December 31, 2002      1,372,574       137   775,354      (778,796)          (3,305)

Net loss for 2003              -         -          -     (14,695)         (14,695)

Balance,

December 31, 2003      1,372,574       137    775,354     (793,491)         (18,000)

Net Loss for 2004              -         -          -     (24,150)         (24,150)

Balance,

December 31, 2004      1,372,574       137    775,354    (817,641)         (42,150)

Net Loss for 2005              -         -          -     (20,564)         (20,564)

Balance,

December 31, 2005      1,372,574       137    775,354      838,205)         (62,714)

Assumption of liabilities

 by stockholder                -         -     93,914            -           93,914

Net Loss for 2006              -         -          -     (168,778)        (168,778)

Balance,

December 31, 2006      1,372,574       137    869,268   (1,006,982)        (137,578)

Net Loss for the six

 Months ended June 30,

 2007 (Unaudited)              -         -          -      (61,005)         (61,005)

Balance, June 30, 2007

 (Unaudited)           1,372,574     $ 137   $869,268  $(1,067,987)      $ (198,583)

The accompanying notes are integral parts of these financial statements.

Acorn Acquisition Corp. and Subsidiary

 [A Development Stage Company]

Condensed Consolidated Statements of Cash Flows

(Unaudited)

                                                                       For the Period From

                                      For the Six Months Ended       Reactivation (March 26,

                                                June 30,                2001) to June 30,

                                          2007             2006               2007

Cash Flows From

  Operating Activities:

  Net Loss                           $(61,005)         $(31,163)            $(315,198)

  Adjustments to reconcile net

    loss to net cash used for

    operating activities:

  Stock issued for services

    Rendered                                -                 -                26,000

  Increase (decrease) in

    Cash flows as a result of

      changes in asset and liabilities

      account balances:

    Accounts Payable                   (1,246)          (34,464)               36,706

    Accounts Payable-Related Party     13,587           (28,580)               96,807

    Income Taxes Payable                 (755)                -                     -

Net Cash Flows (used in) Operating

  Activities                          (49,419)          (94,207)             (155,685)

Cash Flows From

  Financing Activities:

Proceeds from stock subscription       50,000                 -            1,000,000

Stock subscription cash placed in

  escrow                                 (581)                -             (938,229)

Assumption of liabilities by

  Stockholder                               -            93,914               93,914

Net Cash Flows Provided by

  Financing Activities                 49,419            93,914              155,685

Net Increase (Decrease) in Cash             -              (293)                   -

Beginning Cash Balance                      -               330                    -

Ending Cash Balance                   $     -           $    37            $       -

Supplemental Disclosures:

  Cash paid for interest                $ -                 $ -                   $ -

  Cash paid for income taxes           $755                $200                $1,055

  Stock issued for services             $ -                 $ -               $26,000

The accompanying notes are integral parts of these financial statements.

Acorn Acquisition Corp. and Subsidiary

 [A Development Stage Company]

Notes to Condensed Consolidated Financial Statements

June 30, 2007

(Unaudited)

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company Background

Acorn Acquisition Corp. (the 'Company') was incorporated under the laws of the state of Delaware on July 20, 2006 by its then parent, Syntony Group, Inc.  The Company was formed to enable Syntony Group, Inc. to merge into the Company thus effecting a reincorporation in Delaware.  The merger was effective on October 1, 2006, and provided for each ten shares of Syntony Group, Inc. to become one share of the Company.  The accompanying financial statements retroactively reflect all stock splits as at the beginning of the periods presented.

Syntony Group, Inc. was incorporated under the laws of the State of Utah on December 12, 1980 as Puma Energy, Inc. In 1981 the Company's focus was the development of oil and gas wells.  However, by 1987, the Company had depleted all assets and became inactive. On June 8, 1989 the Company changed its name to Syntony Group, Inc.  The Company then changed its purpose to developing and marketing a proprietary cosmetic.  However, failing to obtain approval from the United States Food and Drug Administration, the Company abandoned these planned operations and became dormant.  In March of 2001, the Company reactivated and amended its bylaws to reflect that the provisions of the Utah Control Share Acquisition Act should not apply to the Company.

Syntony Group, Inc. is in the development stage and is developing its planned principal operations. In July 2005 Syntony Group formed its wholly-owned subsidiary, Syntony Acquisition Corp. ('Subsidiary'), under the laws of the State of Nevada.  1,000 shares were issued at a par value for $1.00.  Subsidiary was formed for the sole purpose of merging with another company.

The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles.  The following summarizes the more significant of such policies:

Principles of Consolidation

The accompanying consolidated financial statements as at and for the periods ended June 30, 2007 and 2006 include the accounts of the Company and Subsidiary.  All significant intercompany balances and transactions have been eliminated.  The accompanying financial statements for the period from Reactivation (March 26, 2001) through June 30, 2007 include the accounts of the Company and its wholly-owned subsidiary from its date of incorporation in July 2005 to June 30, 2007.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements as of June 30, 2007, for the six and three months ended June 30, 2007 and 2006, and for the period from Reactivation (March 26, 2001) through June 30, 2007 have been prepared in accordance with accounting principles generally accepted for interim financial statements presentation and in accordance with the instructions to Regulation S-B.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation.  In the opinion of management, the financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated financial position as of June 30, 2007, the consolidated results of operations for the six and three months ended June 30, 2007 and 2006 and for the period from Reactivation (March 26, 2001) through June 30, 2007 and consolidated cash flows for the six months ended June 30, 2007 and 2006 and for the period from Reactivation (March 26, 2001) through June 30, 2007.  The results of operations for the six and three months ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.

This information should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2006 included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission.  There have been no changes in significant accounting policies since December 31, 2006.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates. Significant estimates made by management include the valuation of the deferred tax asset allowance.

Fair Value of Financial Instruments

The amounts at which assets and liabilities are presented approximate their fair value due to their short-term nature.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards Board No. 109, 'Accounting for Income Taxes,' which requires the use of the liability method of accounting for income taxes.  The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.  At June 30, 2007, the entire deferred tax asset of $133,000, which arises from the Company's net operating loss carry forwards, has been fully reserved  because management has determined that it is not more likely than not that the net operating loss carry forwards will be realized in the future.

Loss Per Common Share

The Company has adopted Statement of Financial Accounting Standards No.128, 'Earnings Per Share', which modified the calculation of earnings per share ('EPS'). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to Accounting Principles Board (APB) Opinion 15.

Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding.  The Company did not have any warrants, options or other common stock equivalents outstanding during the six and three months ended June 30, 2007 and 2006. Accordingly, basic and dilutive loss per share are the same for the Company.

                             Six Months Ended            Three Months Ended

                                  June 30,                    June 30,

                               2007        2006            2007     2006

   Basic                     $(0.04)     $(0.02)        $(0.02)    $(0.02)

   Diluted                   $(0.04)     $(0.02)        $(0.02)    $(0.02)

NOTE B - CAPITAL TRANSACTIONS

On April 2, 2001, the Company reverse split its common stock outstanding on the basis of one for 1,428 shares, while retaining the authorized shares and par value (the '2001 Stock Split').  There was a provision that no stockholder, on a per stock certificate of record basis, owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split.  Further, all fractional shares were rounded up to the nearest whole share, with the Company being authorized to issue such shares as are necessary for the rounding of fractions shares.  On October 1, 2006, the Board of Directors approved a reverse common stock split of one common share for every 10 common shares then outstanding through the process of reincorporation as described below (the 'Reincorporation Stock Split'). All common shares and per share amounts retroactively reflect the 2001 Stock Split and the Reincorporation Stock Split as the date of Reactivation, March 21, 2001.

In April 2001, the Company authorized and issued 925,000 post-2001 Stock Split shares of common stock at $.002 per share to an officer for costs and expenses advanced on behalf of the Company.

In September 2002, the Company issued 4,000,000 post-2001 Stock Split shares of common stock to an individual at $.002 per share for expenses and services rendered to the Company.

On October 1, 2006, Syntony Group, Inc. was merged into Acorn Acquisition Corp. The reincorporation reduced the number of authorized shares of Syntony Group, Inc. from 800,000,000 shares of Common Stock of Syntony Group, Inc. to 250,000,000 shares of Common Stock of Acorn Acquisition Corp. and reduced the number of issued shares of Common Stock from 13,723,462 to approximately 1,372,574 shares of Common Stock of Acorn Acquisition Corp.  All fractional shares were rounded up to the nearest whole share in the Reincorporation Stock Split.

By written consent dated July 20, 2006, the stockholders of the Company's common stock, par value $.0001 per share, approved the reincorporation of the Company from the State of Utah to the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger, dated as of July 20, 2006 by and between the Company and Acorn Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company. On July 20, 2006 the Boards of Directors of the Company and Acorn Acquisition Corp. unanimously approved the Merger Agreement, and subsequently the Company, as sole stockholder of Acorn Acquisition Corp., and the holders of more than 90% of the shares of Common Stock outstanding on the Record Date (July 20, 2006) adopted the Merger Agreement by signing the written Consent of Stockholders.

Under the terms of the Merger Agreement, the issued and outstanding shares of common stock of Syntony Group, Inc. par value $0.0001 per share were converted on a one-for-ten basis into shares of Common Stock, par value $0.0001 of Acorn Acquisition Corp.  The Merger of Syntony Group, Inc. into Acorn Acquisition Corp. was effective October 1, 2006.

Change in Ownership

Effective June 30, 2006, the Company's then controlling stockholder, Michael Vardakis ('Vardakis') entered into a Stock Purchase Agreement (the 'Agreement') with David Price ('Price'), pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchase from Vardakis, 1,234,500 shares of Common Stock of the Company owned of record and beneficially by Vardakis (the 'Purchased Shares'). Under the terms of the Agreement, Price assigned all of his rights and obligations with respect to the Purchased Shares as follows: 1,232,500 shares to Tendall FZCo ('Tendall'), a Dubai Free Zone corporation owned and controlled by Price; 1,000 shares to Alain U. Vetterli ('Vetterli'); 500 shares to Ian Ilsley ('Ilsley'); and 500 shares to Robert Lawrence Banner ('Banner').

Each of Price, Tendall, Vetterli, Ilsley and Banner is an 'accredited investor' as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the 'Commission') under the Securities Act of 1933 (the 'Securities Act'). The aggregate purchase price for the Purchased Shares was $600,000, or approximately $0.486 per share. The Purchased Shares represented approximately 90.0% of the 1,372,346 issued and outstanding shares of Common Stock. The purchase and sale of the Purchased Shares took place at a closing (the 'Closing') held on June 30, 2006.

Effective June 30, 2006, Vardakis entered into an Installment Purchase Agreement (the 'Installment Agreement') with Price, pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchase from Vardakas, an additional 60,000 shares of Common Stock of the Company owned of record and beneficially by Vardakis (the 'Installment Shares'). Under the terms of the Installment Agreement, Price assigned all of his rights and obligations under the Installment Agreement with respect to the Installment Shares to Jockey Holdings LTD, A British West Indies corporation ('Jockey'). Jockey is an accredited investor. The aggregate purchase price for the Installment Shares was $ 300,000, or $5.00 per share. The Installment Shares represented approximately 4.4% of the 1,372,346 issued and outstanding shares of Common Stock. The Installment Agreement provides that the purchase price for the Installment Shares will be paid in 12 consecutive monthly installments, without interest, commencing on October 31, 2006, and on the last day of each month thereafter through and including September 30, 2007. If any such date is not a business day, the installment will be due on the following business day. There are a series of conditions to the purchase and sale of the Installment Shares, including: (i) Vardakis putting the Installment Shares and 30,000 additional shares of Common Stock owned of recorded and beneficially by Vardakis into escrow pursuant to an Escrow Agreement (the 'Escrow Agreement') among Vardakis, Price, Jockey and Hirshfield Law, as Escrow Agent, to ensure Vardakis' performance under the Installment Agreement; and (ii) Price putting 200,000 of the Purchased Shares into escrow pursuant to the Escrow Agreement to ensure the performance of Price's assignee under the Installment Agreement.

Another condition of the Agreement was that Vardakis was to assume all liabilities of the Company as at June 30, 2006.  The purchase price for the Purchased Shares was placed in escrow and all liabilities of the Company as at June 30, 2006 were paid by the escrow agent on behalf of Vardakis.  The liabilities paid by the escrow agent were comprised of legal and accounting fees and stock transfer agent fees that aggregated $64,334.  Additionally, the escrow agent paid Vardakis $28,580 for non interest bearing advances made by Vardakis to the Company.

In December 2006, the Company commenced a private placement of its common stock to twenty accredited investors. Each could subscribe for 1,000,000 shares of the Company's post-Reincorporation Stock Split common stock for $50,000, $0.05 per share, subject to acceptance by the Company's Board. Nineteen investors remitted the purchase price to the Company by December 31, 2006 and the twentieth in January 2007. The Company accepted all twenty subscriptions in January 2007 and, pursuant to Rule 419 under the Securities Act of 1933, agreed to place in escrow pursuant to the terms of Rule 419 the proceeds of the private placement and the 20,000,000 shares of common stock subscribed for.  The $950,000 received in December 2006 and the $50,000 received in January 2007 has been classified as a liability in the accompanying financial statements under the caption Stock Subscription Payable. These investors may demand the refund of their investment and if an approved business combination is not consummated within 18 months, a minimum of 90% of the proceeds from the sale will be refunded. If a merger target is found, each of the twenty investors may choose to have their purchase price refunded less up to 10% of the proceeds which the Company may use for payment of its costs and expenses.

Change in State of Incorporation:

By written consent of stockholders dated July 20, 2006, the stockholders of the Company's Common Stock, par value $.0001 per share approved the reincorporation of the Company from the State of Utah to the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger, dated as of July 20, 2006 by and between the Company and Acorn Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of the Company. On July 20, 2006 the boards of directors of the Company and Acorn Acquisition Corp. unanimously approved the Merger Agreement, and subsequently the Company, as the sole stockholder of Acorn Acquisition Corp., and the holders of more than 90% of the shares of Common Stock of the Company outstanding on the Record Date (July 20, 2006) adopted the Merger Agreement by signing the Written Consent of Stockholders.

Under the terms of the Merger Agreement, the issued and outstanding shares of Common Stock of Syntony Group, Inc., par value $0.0001 per share were converted on a one-for-ten basis into the shares of Common Stock, par value $0.0001 of Acorn Acquisition Corp.  The Merger of Syntony Group, Inc. into Acorn Acquisition Corp. was effective October 1, 2006.

NOTE C - RELATED PARTY TRANSACTIONS

A former stockholder had paid expenses on behalf of the Company in the amounts of $2,000 during the year ended December 31, 2002, $11,951 during the year ended 2003, $5,350 during 2004 and $9,289 during 2005.  In conjunction with the June 30, 2006 Stock Purchase Agreement (see Note B), the Selling Stockholder assumed the outstanding related party liability of $28,580 and liabilities of $64,332 to third parties. The assumed liabilities of $93,914 were credited to Additional Paid in Capital as at June 30, 2006.

Tendall made unsecured non interest bearing demand advances of $83,220 during 2006 and $13,587 during the six months ended June 30, 2007 for the payment of expenses. The entire balance of $96,807 is outstanding as of June 30, 2007.

NOTE D - SUBSEQUENT EVENTS

In July 2007, the twenty accredited investors who participated in the private placement referred to in the last paragraph of the Change in Ownership section of Note B above agreed to rescind their subscriptions in exchange for the return to them of 90% of their investment or $900,000 in the aggregate.  This will have the effect of reducing the cash held in escrow from the assets by $900,000, eliminating the stock subscription payable in the amount of $1,000,000.

In July 2007, the Company entered into preliminary negotiations with a private Company (Lumen Medical Inc.) that has a 51% investment in a Canadian development stage biotechnology company, which the Company is interested in. There can be no assurance that such preliminary negotiations will result in any transaction.

1375 Broadway - 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	330 Fifth Avenue - Suite 1300 New York, New York 10001 212.686.2224 212.481.3274 (fax)

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Acorn Acquisition Corp.

We have audited the accompanying consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) [a Development Stage Company] and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders' deficit, and cash flows for the year ended December 31, 2006 and for the period from Reactivation (March 26, 2001) to December 31, 2006. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) and subsidiary as of December 31, 2006, and the results of its operations and its cash flows for each of the year ended December 31, 2006 and for the period from Reactivation (March 26, 2001) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Acorn Acquisition Corp. (formerly Syntony Group, Inc.) will continue as a going concern. As discussed in Notes A and D to the financial statements, the Company has accumulated losses and has not had significant operations since reactivation. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note D.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

March 12, 2007

Mantyla McReynolds  LLC

                   The CPA. Never Underestimate The Value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Acorn Acquisition Corp. (Formerly Syntony Group, Inc.)

Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) [a development stage company] as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) as of December 31, 2005, and the results of operations and cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Syntony Group, Inc. will continue as a going concern.  As discussed in Note D to the financial statements, the Company has accumulated losses and has not had significant operations since reactivation. These issues raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note D.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Mantyla McReynolds, LLC

January 31, 2006

Salt Lake City, Utah

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Balance Sheet

	December 31,
Assets	2006	2005

Current Assets
Cash and cash equivalents	$ -	$ 330

Cash in escrow	$937,647	-

Total Assets	$937,647	$ 330

Liabilities and Stockholders' Deficit
Current Liabilities

Stock Subscription Payable	$ 950,000	$ -
Accounts Payable	41,250	34,264
Accounts Payable - Related Party	83,220	28,580
Franchise Taxes Payable	755	200
Total Current Liabilities	1,075,225	263,044

Stockholders' Deficit
Preferred stock - 250,000,000 shares authorized and unissued par value of $0.0001	-	-
Common stock - 250,000,000 shares authorized par value $.0001,1,372,574 issued and outstanding	137	137
Additional paid-in capital	869,268	775,354
Deficit accumulated prior to development stage	(751,491)	(751,491)
Deficit accumulated during development stage	(255,492)	(86,714)
Total Stockholders' Deficit	(137,578)	(62,714)

Total Liabilities and Stockholders' Deficit	$937,647	$ 330

       See accompanying notes to financial statements

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Operations

	For The Years Ended December 31		From Reactivation (March 26, 2001) through December 31, 2006
	2006	2005

Revenues	$	$	$

General and Administrative Expenses	167,979	20,464	254,193

Total General and Administrative Expenses	167,979	20,464	254,193
Net Loss Before Taxes	$(167,979)	(20,464)	(254,193)
Provision for Income Taxes	799	100	1,299
Net Loss	$(168,778)	$ (20,564)	$(255,492)
Net loss per share, Basic and Diluted	$ (0.12)	$ (0.01)

Weighted average number of common shares outstanding, Basic and Diluted	1,372,574	1,372,574

See accompanying notes to financial statements

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Stockholders' /(Deficit)

For the period from Reactivation [March 26, 2001] through December 31, 2006

	Number of Shares	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders' (Deficit) Balance,

March 26, 2001	142,800,000	$14,280	$735,211	$(751,491)	$(2,000)
Reverse split shares:
April 2, 2001, 1 for 1,428 shares	(142,326,538)	(14,233)	14,233		-
October 1, 2006, 1 for 10 shares	(425,888)	(43)	43		-
Issued stock for expenses at $.20 per share	925,000	93	17,907		18,000
Net loss for 2001				(18,100)	(18,100)
	-----------	-------	-------	----------	--------
Balance, December 31, 2001	972,574	97	767,394	(769,591)	(2,100)
Issued stock for expenses at $.20 per share	400,000	40	7,960		8,000
Net loss for 2002				(9,205)	(9,205)
	-----------	--------	-------	-----------	--------
Balance, December 31, 2002	1,372,574	137	775,354	(778,796)	(3,305)
Net loss for 2003				(14,695)	(14,695)
	-----------	--------	-------	-----------	---------
Balance, December 31, 2003	1,372,574	137	775,354	(793,491)	(18,000)
Net Loss for 2004				(24,150)	(24,150)
	-----------	--------	-------	-----------	---------
Balance, December 31, 2004	1,372,574	137	775,354	(817,641)	(42,150)
Net Loss for 2005				(20,564)	(20,564)
Balance, December 31, 2005	1,372,574	137	775,354	(838,205)	(62,714)
Assumption of liabilities by Stockholder			93,914		93,914
Net loss for 2006				(168,778)	(168,778)
Balance, December 31, 2006	1,372,574	$ 137	$869,268	$(1,006,982)	$(137,578)
	----------- -----------	-------- --------	-------- --------	------------ ------------	---------- ----------

See accompanying notes to financial statements

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Cash Flows

	Year ended December 31, 2006	Year ended December 31, 2005	For The Period From Reactivation (March 26,2001) through December 31, 2006
Cash Flows From Operating Activities

Net Loss	$(168,778)	$(20,564)	$(255,492)

Adjustments to reconcile net income to net cash provided by operating activities:
Shares issued for services rendered	-	-	26,000
Increase (Decrease) in cash flows as a result of changes in asset and liabilities account balances:
Accounts Payable	6,986	11,405	39,250
Accounts Payable-related party	54,640	9,279	83,220
Income Taxes Payable	555	100	755
Net Cash (Used in) Provided by Operating Activities	(106,597)	220	(106,267)

Cash Flows from Financing Activities
Proceeds from stock subscriptions	950,000	-	950,000
Stock subscription cash placed in escrow	(937,647)		(937,647)
Assumption of liabilities by Stockholder	93,914		93,914
Net Cash Provided by Financing Activities	106,267	-	106,267

Net Increase (Decrease) in Cash	(330)	220	-
Beginning Cash Balance	330	110	-
Ending Cash Balance	$ -	$ 330	$ -

Supplemental Disclosures
Interest	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

See accompanying notes to financial statements.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Notes to Consolidated Financial Statements

December 31, 2006

NOTE A    Summary of Significant Accounting Policies

         Company Background

Acorn Acquisition Corp. (the 'Company') was incorporated under the laws of the state of Delaware on July 20, 2006 by its then parent, Syntony Group, Inc. The Company was formed to enable Syntony Group, Inc. to merge into the Company thus effecting a reincorporation in Delaware. The merger was effective on October 1, 2006, and provided for each ten shares of Syntony Group, Inc. to become one shares of the Company.  The accompanying financial statements retroactively reflect all stock splits as at the beginning of the periods presented.

Syntony Group, Inc. was incorporated under the laws of the State of Utah on December 12, 1980 as Puma Energy, Inc.  In 1981 the Company's focus was the development of oil and gas wells.  However, by 1987, the Company had depleted all assets and became inactive.  On June 8, 1989 the Company changed its name to Syntony Group, Inc.  The Company then changed its purpose to developing and marketing a proprietary cosmetic.  However, failing to obtain approval from the United States Food and Drug Administration, the Company abandoned these planned operations and became dormant.  In March of 2001, the Company reactivated and amended its bylaws to reflect that the provisions of the Utah Control Share Acquisition Act should not apply to the Company.

This Company is in the development stage and is developing its planned principal operations. We have had net losses of $168,778, $20,564 and $255,492 for the years ended December 31, 2006 and 2005 and form Reactivation (March 26, 2001) through December 31, 2006, respectively. The Company also has a stockholders' deficiency of $137,578 and $62,714 at December 31, 2006 and 2005, respectively, as well as negative working capital of $1,075,225 and $262,714 at December 31, 2006 and 2005. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of the continuation of the Company as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In July 2005 the Company incorporated its wholly owned subsidiary, Syntony Acquisition Corp. (the 'Subsidiary'), under the laws of the State of Nevada.  1,000 shares were issued at a par value of $1.00. The Subsidiary was formed for the sole purpose of merging with another company.  The consolidated financial statements of the Company and the Subsidiary have been prepared in accordance with U. S. generally accepted accounting principles.  The following summarizes the more significant of such policies:

Principles of Consolidation

The accompanying consolidated financial statements for fiscal 2006 include the accounts of the Company the Subsidiary.  All significant intercompany balances and transactions are eliminated. The accompanying financial statements for the fiscal 2005 and for the period from reactivation (March 26, 2001) to December 31, 2006 include the accounts of the Company and the Subsidiary from its incorporation in July 2005.

Cash and Cash Equivalents

The Company considers highly liquid financial instruments purchased with a maturity date of three months or less to be cash equivalents. At December 31, 2006 all of the Company's cash was on deposit with a commercial bank in Dubai, United Arab Emirates.

Property & Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line or declining balance method over the useful lives of the related assets.  Expenditures for maintenance and repairs are charged to expense as incurred.  There are no depreciable assets as of December 31, 2006.

Income Taxes

The Company utilized the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.

Net Loss Per Common Share

Net loss per common share is based on the weighted average number of shares outstanding retroactively reflecting all stock splits. As of the year ended December 31, 2006 there were no potentially dilutive shares.

Revenue Recognition

>

The Company recognizes revenue when earned, which will be when services are rendered or products are delivered to customers.  There has been no revenue since reactivation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, 'Fair Value Measurements,'  that defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Prior to this Statement, there were different definitions of fair vale and limited guidance for applying those definitions in GAAP. Moreover, that guidance was dispersed among many accounting pronouncements that require fair value measurements. Differences in that guidance created inconsistencies that added to the complexity in applying GAAP. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS 157 to have an effect on its financial statements.

In June 2006, The FASB issued FASB Interpretation No. 48, 'Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109' ('FIN No. 48'). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, 'Accounting for Income Taxes'. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have an effect on its financial statements.

B    Common Stock

On April 2, 2001, the Company reverse split its common stock outstanding on the basis of one for 1,428 shares, while retaining the authorized shares and par value.  There was a provision that no stockholder, on a per stock certificate of record basis, owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split. Further, all fractional shares were rounded up to the nearest whole share, with the Company being authorized to issue such shares as are necessary for the rounding of fractions shares. On October 1, 2006, the Board of Directors approved a reverse common stock split of one common share for every 10 common shares then outstanding through the process of reincorporation as described below. All common shares and per share amounts retroactively reflect the reverse stock splits as the date of Reactivation, March 21, 2001.

In April 2001, the Company authorized and issued 925,000 post-split shares of common stock at $.02 per share to an officer for costs and expenses advanced on behalf of the Company.

In September 2002, the Company issued 400,000 post-split shares of common stock to an individual at $.02 per share for services rendered to the Company.

On October 1, 2006, Syntony Group, Inc. was merged into Acorn Acquisition Corp. The reincorporation reduced the number of authorized shares of Syntony Group, Inc. from 800,000,000 shares of Common Stock of Syntony Group, Inc. to 250,000,000 shares of Common Stock of Acorn Acquisition Corp. and reduced the number of issued shares of Common Stock from 13,723,462 to approximately 1,372,574 shares of Common Stock of Acorn Acquisition Corp.  All fractional shares were rounded up to the nearest whole share.

By written consent dated July 20, 2006, the stockholders of the Company's common stock, par value $.001 per share, approved the reincorporation of the company from the State of Utah to the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger, dated as of July 20, 2006 by and between the Company and Acorn Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.  On July 20, 2006 the Boards of Directors of the Company and Acorn Acquisition Corp. unanimously approved the Merger Agreement, and subsequently the Company, a sole stockholder of Acorn Acquisition Corp., and the holders of more than 90% of the shares of Common Stock outstanding on the Record Date (July 20, 2006) adopted the Merger Agreement by signing the Written Consent of Stockholders.

Under the terms of the Merger Agreement, the presently issued and outstanding shares of common stock of Syntony Group Inc., par value $0.0001 per share were converted on a one-for-ten basis into shares of Common Stock, par value $0.0001 of Acorn Acquisition Corp. The Merger of Syntony Group Inc. into Acorn Acquisition Corp. was effective October 1, 2006.

Change in Ownership:

Effective June 30, 2006, the Company's then controlling stockholder, Michael Vardakis ('Vardakis') entered into a stock Purchase Agreement (the 'Agreement') with David Price ('Price'), pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchase from Vardakis, 1,234,500 shares of Common Stock of the Issuer owned of record and beneficially by Vardakis (the 'Purchased Shares').  Under the terms of the Agreement, Price assigned all of his rights and obligations with respect to the Purchased Shares as follows: 1,234,500 shares to Tendall FZCO ('Tendall'), a Dubai Free Zone corporation owned and controlled by Price: 1,000 shares to Alain U. Vetterli ('Vetterli'); 500 shares to Ian Ilsley ('Ilsley'); and 500 shares to Robert Lawrence Banner ('Banner').

Each of Price, Tendall, Vetterli, Ilsley and Banner is an 'accredited investor' as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the 'Commission') under the Securities Act of 1933 (the 'Securities Act').  The aggregate purchase price for the Purchased Shares represents approximately 90.0% of the 1,372,574 issued and outstanding shares of Common Stock.  The purchase and sale of the Purchased Shares took place at a closing (the 'Closing') held on June 30, 2006.

Effective June 30, 2006, Vardakis entered into an Installment Purchase Agreement (the 'Installment Agreement') with Price, pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchased from Vardakis, an additional 60,000 shares of Common Stock of the Company owned of record and beneficially by Vardakis (the 'Installment Shares').  Under the terms of the terms of the Installment Agreement, Price assigned all of his rights and obligations under the Installment Agreement with respect to the Installment Shares to Jockey Holdings LTD, a British West Indies corporation ('Jockey').  Jockey is an accredited investor.  The aggregate purchase price for the Installment Shares is $300,000, or $5.00 per share.

The Installment Shares represent approximately 4.4% of the 1,372,574 issued and outstanding share of Common Stock.  The installment Agreement provides that the purchase price for the Installment Shares will be paid in 12 consecutive monthly installments, without interest, commencing on October 31, 2006 and on the last day of each month thereafter through and including September 30, 2007.  If any such day is not a Business day, the installment will be due on the following business day.  There are a series of conditions to the purchase and sale of the Installment Shares, including: (i) Vardakis putting the Installment Shares and 30,000 additional shares of Common Stock owned of recorded and beneficially by Vardakis into escrow pursuant to an Escrow Agreement (the 'Escrow Agreement') among Vardakis, Price, Jockey and Hirshfield Law, as Escrow Agent, to ensure Vardakis' performance under the Installment Agreement; and (ii) Price putting 200,000 of the Purchased Shares into escrow pursuant to the Escrow Agreement to ensure the performance of Price's assignee under the Installment Agreement.

Another condition of the agreement was that Vardakis was to assume all liabilities of the Company as at June 30, 2006.  The purchase price for the shares was placed in escrow and all liabilities of the Company as at June 30, 2006 were paid by an escrow agent on behalf of Vardakis.  The liabilities paid by the escrow agent were comprised of legal and accounting fees and stock transfer agent fees that aggregated $64,334.  Additionally, the escrow agent paid Vardakis $28,580 for non interest bearing advances made by Vardakis to the Company.

In December 2006, the Company commenced a private placement of its common stock to twenty accredited investors.  Each could subscribe for 1,000,000 shares of the Company's common stock for $50,000, $0.05 per share, subject to acceptance by the Company's Board.  Nineteen investors remitted the purchase price to the Company by December 31, 2006 and the twentieth in January 2007.  The Company accepted all twenty subscriptions in January 2007 and, pursuant to Rule 419 under the Securities Act of 1933, agreed to place in escrow pursuant to the terms of Rule 419 the proceeds of the private placement and the 20,000,000 shares of common stock subscribed for.  The $950,000 received in December 2006 has been classified as a liability in the accompanying financial statements under the caption Stock Subscriptions Payable.  These investors may demand the refund of their investment and if an approved business combination is not consummated within 18 months, a minimum of 90% of the proceeds from this sale will be refunded.  If a merger target is found, each of the twenty investors may choose to have their purchase price refunded less up to 10% of the proceeds which the Company may use for payment of its costs and expenses.

NOTE C    Accounting for Income Taxes

Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between book and tax bases of assets and liabilities.  Certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carryforwards, level of expected taxable income and available tax planning strategies.

Since the change in ownership on June 2006 was over 50%, the change triggered a  limitation on the utilization of the net operating loss carryforwards at the time of the change of ownership. The amount of operating loss carryforwards at the date of the change in ownership was approximately $118,000. Under the formulae contained in Internal Revenue Code Section 382, the amount of net operating loss deductible by the Company in any one year is approximately $40,000. The total net operating  loss available to be carried forward at December 31, 2006 and 2005 is $255,492 and $86,714 respectively.  The carryforwards expire in 2001 through 2026.

Management has determined that it is not more likely than not that the net operating Loss will be utilized in the future, and, accordingly, the deferred tax asset at December 31, 2006 and 2005 of $99,800 and $35,800 has been fully reserved as of December 31, 2006 and December 31, 2005, respectfully. A reconciliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:

	For the Year Ended December 31,		For The Period From Reactivation (March 26, 2001) through December 31, 2006
	2006	2005
(Loss) before income taxes	($167,979)	(20,464)	($254,193)

Computed tax benefit at expected statutory rate:
Federal	($57,100)	(34.0%)	($7,000)
Statutory exemption	-	-	3,900
State, net of federal tax benefit	(7,700)	(4.7%)	(900)
Net Operating Loss
Valuation allowance	65,600	39.2%	4,100

Total tax provision	$ 800	0.5%	100

The amounts shown on the balance sheet for income taxes payable represents the annual minimum state and local tax amounts due.

NOTE D    Liquidity/Going Concern

The Company has accumulated losses since Reactivation totaling $255,492 and had no revenues through December 31, 2006.  Financing for the Company's limited activities to date has been provided primarily by the issuance of stock and by advances from a stockholder (see NOTE E).  The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized.  Management continues to develop its planned principal operations and is seeking qualified merger candidates.  Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.

NOTE  E    Stockholder Loan/Related Party Transactions

A former stockholder had paid expenses on behalf of the Company in the amount of $2,000 during the year ended December 31, 2002, $11,951 during the year ended 2003, $5,350 during 2004, $9,279 during 2005. In conjunction with the June 30, 2006 Stock Purchase Agreement (see Note B), the Selling Stockholder assumed the outstanding related party liability of $28,580 and liabilities of $64,334 to third parties. The assumed liabilities of $93,914 were credited to Additional Paid in Capital in the current period.

Tendall made unsecured non interest bearing demand advances of $83,220 during 2006 for the payment of expenses. The entire balance of $83,220 is outstanding as of December 31, 2006.

RAICH ENDE MALTER & CO. LLP

1375 Broadway - 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	330 Fifth Avenue - Suite1300 New York, New York 10001 212.686.2224 212.481.3274 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Lumen Medical Inc.

We have audited the accompanying balance sheet of Lumen Medical Inc. (a Development Stage Company) as of March 31, 2006, and the related statements of operations, stockholders' deficit, and cash flows for the period February 23, 2006 (Inception) to March 31, 2006, and the consolidated balance sheet of Lumen Medical Inc. and subsidiaries as of March 31, 2007 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lumen Medical Inc. and subsidiaries as of March 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended March 31, 2007 and for the period February 23, 2006 (Inception) to March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Lumen Medical Inc. will continue as a going concern.  As discussed in Notes 1 and 10 to the financial statements, the Company has accumulated losses and has not generated revenues since inception. These issues raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 10.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

October 2, 2007

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Consolidated Balance Sheets

Assets

	March 31,		June 30,
	2007	2006	2007
			(Unaudited)
Current Assets
Cash	$251,862	$ -	$ 147,340
Sales tax receivable	22,081	-	31,335
Research & development tax credit receivable	265,424	-	316,850
Prepaid research & development costs	42,552	-	57,689
Prepaid expenses	5,950	-	5,884

Total Current Assets	$ 587,869	$ -	$ 559,098

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$ 20,716	$ -	$ 56,926
Loan payable-Stockholder	1,176,235	4,596	1,176,235
Common stock subject to mandatory redemption	395,699	-	430,189
Total Current Liabilities	1,592,650	4,596	1,663,349

Minority Interest	61,962	-	42,645

Stockholders' Deficit
Preferred stock - $1 par value,
10,000,000 shares authorized;
no shares issued and outstanding	-	-	-
Common stock - $.0001 par value,
100,000,000 shares authorized;
10,000 shares issued and outstanding	1	1	1
Additional paid-in capital	999	999	999
Unrealized translation gain (loss)	(2,395)	-	14,048
(Deficit) accumulated during development stage	(1,065,348)	(5,596)	(1,161,945)
Total Stockholders' Deficit	(1,066,743)	(4,596)	1,146,897)

Total Liabilities and Stockholders' Deficit	$ 587,869	$ -	$ 559,098

See accompanying notes to consolidated financial statements.

Lumen Medical Inc. and Subsidiaries
[A Development Stage Company]
Consolidated Statements of Operations

		For The Period		For The Period
	For The Year	February 23, 2006	For The Three	February 23, 2006
	Ended	(Inception ) To	Months Ended	(Inception ) To
	March 31, 2007	March 31, 2006	June 30, 2007	June 30, 2007
			(Unaudited)	(Unaudited)

Revenues	$ -	$ -	$ -	$ -

Costs and Expenses:
Research and Development:
Montreal Heart Institute	477,888	-	35,722	513,610
Consulting fees	43,099	-	16,503	59,602
Research and development cost	364,445	-	7,124	371,569
Patent fees	4,337	-	266	4,603
	889,769	-	59,615	949,384
Investment tax credits for research and		-
development costs	(265,424)	-	(28,290)	(293,714)
	624,345	-	31,325	655,670

General and Administrative:
Consulting fees	142,981		46,578	189,559
Acquisition and write-down of a
sublicense	676,854			676,854
Administrative	108,277	5,596	38,011	151,884
	928,112	5,596	84,589	1,018,297

Loss before other deductions(income)	(1,552,457)	(5,596)	(115,914)	(1,673,967)

Other Deductions(Income):
Minority interest	523,944	-	19,317	543,261
Change in redemption amount on
mandatorily redeemable shares	($ 31,239)	-	-	($ 31,239)

Net loss	($ 1,059,752)	($ 5,596)	($ 96,597)	($ 1,161,945)

See accompanying notes to consolidated financial statements.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Consolidated Statements of Stockholders' Deficit

	Preferred Stock		Common Stock		Additional Paid-in Capital	(Deficit) Accumulated During Development Stage	Unrealized Translation Gain(Loss)	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount

Balance, February 23, 2006 (Inception)	-	$ -	-	$ -	$ -	$ -	$ -	$ -

Issuance of Common Stock	-	-	10,000	1	999	-	-	1,000

Net loss	-	-	-	-	-	(5,596)	-	5,596
	-----	-----	------	--	----	---------	------	-----------
Balance, March 31, 2006	-	-	10,000	1	999	(5,596)	-	(4,596)

Unrealized translation loss	-	-	-	-	-	-	(2,395)	(2,395)

Net Loss for the year ended March 31, 2007	-	-	-	-	-	(1,059,752)	-	(1,059,752)
	-----	------	------	--	----	-----------	-------	------------
Balance, March 31, 2007	-	-	10,000	1	999	(1,065,348)	(2,395)	(1,066,743)

Unrealized translation gain (Unaudited)	-	-	-	-	-	-	16,443	16,443

Net loss for the three months June 30, 2007 (Unaudited)	-	-	-	-	-	(96,597)	-	(96,597)
	-----	------	------	--	----	-----------	-------	------------
Balance, June 30, 2007 (Unaudited)	-	$ -	10,000	$ 1	$999	$(1,161,945)	$14,048	$(1,146,897)
	=====	======	======	===	====	============	========	============

See accompanying notes to consolidated financial statements.

Lumen Medical Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Cash Flows
	For The Year Ended March 31, 2007	For The Period February 23, 2006 (Inception) To March 31, 2006	For The Three Months Ended June 30, 2007 (Unaudited)	For The Period February 23, 2006 (Inception) To June 30, 2007 (Unaudited)
Cash Flows From Operating Activities
Net Loss	(1,059,752)	(5,596)	(96,597)	(1,161,945)

Acquisition and write off of a sublicense	676,854	-	-	676,854
Acquisition and write off of research and development	364,445	-	-	364,445
Minority interest	(614,892)	-	(19,317)	(634,209)
Change in redemption amount on mandatorily redeemable shares	31,239	-	34,490	65,729

Sales tax receivable	(22,081)	-	(9,254)	(31,335)
Research and development tax credits receivable	(265,424)	-	(51,426)	(316,850)

Prepaid research and development costs	(42,552)	-	(15,137)	(57,689)
Prepaid expenses	(5,950)	-	66	(5,884)
Accounts payable and accrued expenses	20,716	-	36,210	56,926
Unrealized gain (loss) on currency translation	(2,395)	-	16,443	14,048

Net Cash Used in Operating Activities	(919,792)	(5,596)	(104,522)	(1,029,910)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	-	1,000	-	1,000
Proceeds from loan payable - stockholder	1,171,639	4,596	-	1,176,235
Common Stock subject to mandatory redemption	15	-	-	15
Net Cash Provided By Financing Activities	1,171,654	5,596	-	1,177,250

Net Increase (Decrease) in Cash	251,862	-	(104,522)	147,340

Cash at Beginning of Period	-	-	251,862	-

Cash at End of Period	$ 251,862	$ -	$ 147,340	$ 147,340

See accompanying notes to consolidated financial statements.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

NOTE 1  Nature of Operations and Going Concern Assumptions:

Lumen Medical Inc. ('Lumen') was incorporated under the laws of the State of Florida on February 23, 2006.  Lumen and its subsidiaries (the 'Company') are in the development stage of their planned principal operations.

Lumen incorporated two Canadian companies known as Canada 6566138 Inc. and Canada 6566103 Inc. (the 'Subsidiaries') on May 9, 2006 under the Canadian Business Corporations Act.  These two Subsidiaries were formed solely to acquire a 51% stock interest in PulmoScience Inc. ('PulmoScience') a development stage biotechnology company. The two Subsidiaries transferred to Lumen their respective interests in PulmoScience upon their liquidation on February 1, 2007.  The two subsidiaries had acquired their interest in PulmoScience, a non-operating entity, on August 21, 2006 for an investment in common stock of $1,096,561.

PulmoScience, which was incorporated on June 20, 2006 under the Canadian Business Corporations Act, operates primarily in the medical research field with a focus on developing a chelated adrenomedullin derivative for lung imaging. PulmoScience's success is dependent upon successfully bringing its technologies to the market, obtaining the needed prescribed approvals and achieving future profitable operations.

The Company has had no revenues since inception and has accumulated losses totaling $1,065,348 at March 31, 2007 and $1,161,945 at June 30, 2007.  The Company has negative working capital and stockholders' equity of $1,004,781 and $1,066,743, respectively, at March 31, 2007 and $1,104,251 and $1,146,897, respectively, at June 30, 2007. The Company's sole sources of financing to date have been provided by the issuance of common stock and by advances from a stockholder (see NOTE 4).  The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management continues to develop its planned principal operations and is seeking qualified merger candidates. Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.  These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of the continuation of the Company as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2  Summary of Significant Accounting Policies:

     Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006,

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

NOTE 2    Summary of Significant Accounting Policies (Continued)

     Principles of Consolidations

The accompanying financial statements as of March 31, 2006 and for the period from February 23, 2006 (Inception) to March 31, 2006 include the accounts of Lumen.  The accompanying consolidated financial statements as of and for the year ended March 31, 2007 and for the period from February 23, 2006 (Inception) to March 31, 2007 include the accounts of Lumen, its wholly owned Canadian subsidiaries and majority owned Canadian subsidiary, PulmoScience, for the period from their respective inceptions through March 31, 2007.  All three Canadian subsidiaries Canadian tax reporting periods end on March 31, while Lumen's United States income tax reporting year ends on December 31. Management believes financial statements as of and for the periods ended March 31 are more meaningful.  The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles.  All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying financial statements as of June 30, 2007, for the three months then ended and for the period from February 23, 2006 (Inception) to June 30, 2007 have not been audited. In the opinion of management, these unaudited financial statements reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as of June 30, 2007 and the results of its operations, changes in stockholders' deficiency and cash flows for the three months then ended and for the period February 23, 2006 (Inception) to June 30, 2007. The results for the three months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

     Cash and Cash Equivalents:

The Company considers highly liquid financial instruments purchased with a maturity date of three months or less to be cash equivalents. At March 31, 2007 and June 30, 2007, the cash balances on deposit in Canadian banks of $241,587 and $183,404 respectively, was in excess of the amounts insured by the Canadian Deposit Insurance Corporation.

     Research and Development Costs

Research and development costs are expensed as incurred. Amounts in connection with Canadian government assistance programs, such as investment tax credits for research and development costs, are applied against the related expenses when the costs are incurred, provided the Company is reasonably certain that the credits will be received.  The investment tax credits for research and development costs must be examined and approved by the applicable Canadian tax authorities prior to payment of the cost reimbursement.  It is possible that the amounts granted will differ from the amounts received.

     Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.  Adjustment to the deferred tax assets and liabilities balances are recognized in income as they occur.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006,

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

NOTE 2  Summary of Significant Accounting Policies (Continued)

     Foreign Currency Translation

Monetary assets and liabilities in foreign currency are translated at the exchange rate in effect at the balance sheet date, whereas other assets and liabilities are translated at the transaction date. Income and expenses in foreign currency are translated at the exchange rate in effect at the transaction date. Gains and losses are included in income. The financial statements and transactions of PulmoScience as of and for the periods ended March 31, 2007 and June 30, 2007 (unaudited) were translated from their functional Canadian currency into U.S. currency using the convenience translation method whereby all Canadian amounts were converted into U.S. dollars at the noon exchange rate quoted by the Bank of Canada as of the balance sheet dates.

     Net Loss Per Common Share

Net loss per common share is based on the weighted average number of shares outstanding. There were no potentially dilutive shares outstanding for any period presented.

     Revenue Recognition

The Company recognizes revenue when earned, which will be when services are rendered or products are delivered to customers.  There have been no revenues since inception.

Financial Instruments

The fair value of cash, research and development tax credits receivable and accounts payable and accrued expenses approximates their carrying amounts due to their short maturity.  The common stock of a subsidiary subject to mandatory redemption are at fair value.

NOTE 3  PREPAID RESEARCH AND DEVELOPMENT COSTS

PulmoScience has a research agreement with the Montreal Heart Institute ('MHI'), under which PulmoScience paid MHI $520,440 through March 31, 2007 and an additional $47,150 through June 30, 2007 to conduct medical research with a focus on developing a chelated adrenomedullin derivative for lung imaging.  At March 31, 2007 and June 30, 2007 MHI had utilized $477,888 and $509,901 of the payment on costs and expenses related to the research.  The unused portion aggregating $42,552 at March 31, 2007 and $57,689 at June 30, 2007 is reflected in the financial statements as prepaid research and development costs.  MHI is a limited partner of a stockholder (see note 4).

Through the research agreement's expiration date in August 2008, PulmoScience is required to make $1,238,000 in additional payments to MHI for research, supplies and material utilization fees.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006,

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

NOTE 4  SUBLICENSE

Innovacor, Limited Partnership, ('ILP') received 3,185,000 common shares of PulmoScience in exchange for granting PulmoScience an exclusive sublicense agreement with the right to use, reproduce, modify PulmoScience will have the right to make, have made, use, sell, offer for sale, import, copy, modify and distribute (directly and indirectly) to make, have made whether provided separately or bundled with or incorporated as part of any integrated circuit, device, equipment or system.  PulmoScience does not have the right to sublicense.  If PulmoScience fails to pursue the activities or obligations pursuant to the agreement for any consecutive period of twelve months or more, ILP will the right to convert the exclusive grant of rights to a non-exclusive grant of rights without any compensation.

The fair value of the common shares issued to ILP of $676,854 was charged to operations as acquisition and write-down of a sublicense in the accompanying financial statements.  The fair value of the common shares at the transaction date was determined by utilizing the same per share cash price paid by the subsidiaries for their 5,100,000 common shares of PulmoScience.

The agreement has provisions requiring Lumen, under certain conditions, to purchase up to four $137,500 (Canadian $150,000) notes from PulmoScience at different dates related to the completion of certain milestones.

NOTE 5  SUBSIDIARY COMMON STOCK SUBJECT TO REDEMPTION.

On July 27, 2006, PulmoScience issued 1,715,000 of its common shares to the research investigator for cash of $15 and an amount of $364,445 recognized as research and development cost for a total of $364,460 which represents the fair value of the shares issued on that date.  The amount recognized as research and development was charged to operations.

These common shares are subject to mandatory redemption upon the death of the investigator for $395,699.  The excess of redemption amount over common share value of $31,239 was charged to operations.

NOTE 6  Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, 'Fair Value Measurements,' that defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ('GAAP'), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Prior to this Statement, there were different definitions of fair vale and limited guidance for applying those definitions in GAAP. Moreover, that guidance was dispersed among many accounting pronouncements that require fair value measurements. Differences in that guidance created inconsistencies that added to the complexity in applying GAAP. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS 157 to have an effect on its financial statements.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006,

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

Note 6  Recent Accounting Pronouncements (Continued)

In June 2006, The FASB issued FASB Interpretation No. 48, 'Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109' ('FIN No. 48'). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, 'Accounting for Income Taxes'. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN No. 48 did not have an effect on the Company's financial statements.

NOTE 7  Related Party Transactions

A significant stockholder of Lumen made unsecured non interest bearing advances payable on demand of $4,596 and $1,171,639, respectively, during the years ended March 31, 2007 and 2006 for the payment of expenses and to finance the acquisitions of the subsidiaries.  The loan payable to this stockholder is $1,176,235 as of March 31, 2007 and June 30, 2007.

During the year ended March 31, 2007 PulmoScience paid consulting fees of $40,479 and $46,574, respectively, and in the three months ended June 30, 2007 to a company owned by a stockholder and consulting fees of $ 142,981 to companies which have a director who is also a PulmoScience director.  As described in Note 5, research and development cost of $364,445 was recognized as an expense in connection with issuance of common shares to the investigator during the year ended March 31, 2007.  Management fees of $74,996 were paid to ILP during the year ended March 31, 2007.

Additionally MHI, a limited partner of ILP, receives fees as provided by the research agreement between MHI and PulmoScience which represent related party transactions concluded in the normal course of operations.

An officer provides the Company with office space and certain administrative services at no charge.  MHI provides PulmoScience with its office and administrative space as part of its fees.

NOTE 8  Income Taxes

Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between book and tax bases of assets and liabilities.  Certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carryforwards, level of expected taxable income and available tax planning strategies.

Management has determined that it is not more likely than not that the net operating loss will be utilized in the future, and, accordingly, the Canadian and United States deferred tax assets have been fully reserved.

Lumen Medical Inc. and Subsidiaries

[A Development Stage Company]

Notes to Consolidated Financial Statements

As of March 31, 2007 and 2006, For The Year Ended March 31, 2007,

 For The Period From February 23, 2006 (Inception) To March 31, 2006,

As of June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 (Inception) to June 30, 2007

(Information Relating To June 30, 2007, For The Three Months Ended June 30, 2007

And For The Period February 23, 2006 to June 30, 2007 Is Unaudited)

NOTE 8  Income Taxes (Continued)

A reconciliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:

	For The Year Ended March 31, 2007		For The Period February 23, 2006 (Inception) To March 31, 2006
		%		%
Loss before income taxes	$(1,059,752)		$(5,596)
Expected tax benefit	(360,300)	(34.0)	(1,900)	(34.0)
Permanent differences	387,400	36.6	-	0.00
Foreign tax rate variance	(32,300)	(3.0)	-	0.00
Minority interest	(179,100)	(16.9)	-	0.00
Other	(25,500)	(2.4)	-	0.00
Valuation reserve	209,800	19.8	1,900	34.0
	$ -	-	$ -	-

	For The Three Months Ended June 30, 2007 (Unaudited)		February 23, 2006 (Inception) To June 30, 2007 (Unaudited)
		%		%
Loss before income taxes	$(96,957)		$(1,161,945)
Expected tax benefit	(33,000)	(34.04)	(395,200)	(34.0)
Permanent differences	0	0.00	387,400	33.3
Foreign tax rate variance	(2,400)	(2.48)	(34,700)	(3.0)
Minority interest	(8,600)	(8.87)	(187,700)	(16.2)
Other	0	0.00	(25,500)	(2.2)
Valuation reserve	44,000	45.38	255,700	22.0
	$ -	-	$ -	-

At March 31, 2007 the Company had Canadian tax carryforwards for Canadian federal and provincial purpose of US$686,000 (C$791,000) and US$792,000 (C$913,000), respectively.  US$107,000 of the Canadian carryforwards expire in 2017 and the remainder have an undetermined life.  At March 31, 2007 The Company has United States federal and state carryforwards of $68,000 which expire through 2027.

At June 30, 2007, the Canadian tax carryforwards are US$787,000 (federal) and US$1,024,000 (provincial) and the U. S. federal and local tax carryforwards aggregate $73,000.

NOTE 9  Commitments

PulmoScience has a consulting agreement with a minority stockholder which expires in July 2008.  Future minimum payments under the contract are US$80,000 (C$87,500)at March 31, 2007.  PulmoScience also signed a research agreement with the Montreal Heart Institute, a partner of another minority stockholder, which expires in August 2008 and requires additional minimum payments aggregating US$1,211,000 (C$1,345,000) in 2007 for research, supplies and material realization fees.

NOTE 10  Liquidity/ Going Concern

The Company has accumulated losses since inception totaling $1,161,945 and had no revenues through June 30, 2007.  Financing for the Company's limited activities to date has been provided primarily by the issuance of stock and by advances from a stockholder (see NOTE 7).  The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized.  Management continues to develop its planned principal operations.  Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.

Our primary sources of cash flows have been advances from our stockholders.  At March 31, 2007 and June 30, 2007, respectively, the Company has $252,000 and $147,000 in cash and receivables of $287,000 and $348,000. Such cash and receivables may not be sufficient  to fund the Company's commitment of $1,210,000 in research and development expenditures to Montreal Heart Institute without additional funding.  Towards that end the Company has sought potential investors or merger candidates. On October 1, 2007, the Company announced its intention to merge into Acorn Acquisition Corp., a publicly registered Delaware corporation, in a tax free exchange.  The majority stockholder of the Company is the majority stockholder of Acorn Acquisition Corp.  Although the proposed merger may give the Company access to additional capital sources and markets, no assurance can be given that sufficient funds will be able top raised to meet the Company's needs as they arise.

NOTE 11   Subsequent Events

During July, 2007, the Company sold in a private placement 6,400 shares of its common stock to additional accredited investors for an aggregate sale price of $900,000 ($140.625 per share).

On October 1, 2007, the Company entered into an Agreement and Plan of Merger with Acorn Acquisition Corp., a Delaware corporation categorized as a 'shell company' whose shares of common stock trade on the OTC Bulletin Board under the symbol ACAQ.   The Merger Agreement provides for a business combination whereby the Company will be merged with and into Acorn in accordance with the terms of the Merger Agreement, with Acorn continuing as the surviving corporation (the 'Merger'). Pursuant to the Merger, the stockholders of the Company will receive in exchange for all of the outstanding shares of the Company an aggregate of 51,250,000 shares of common stock, $0.0001 par value per share, of Acorn. Upon the effectiveness of the Merger, each share of the Company issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 3,125 shares of Acorn.

A significant stockholder of the Company also owns approximately 89.9% of the common stock of Acorn.  This stockholder has advised the Company that it intends to vote all of its shares of the Company and of Acorn in favor of the Merger and to approve the Merger Agreement, a vote sufficient to approve the Merger and the Merger Agreement.

The Company and Acorn have made customary representations, warranties and covenants in the Merger Agreement, including a covenant by the Company not to solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of the Company or PulmoScience.

The Merger Agreement contains, among other customary closing conditions, that Acorn's registration statement on Form S-4 to register the shares of its common stock issuable pursuant to the Merger under the Securities Act of 1933 shall have been declared effective by the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Acorn's certificate of incorporation provides that members of its board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law.  Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act may be permitted to Acorn's directors, officers or controlling persons pursuant to the foregoing provision or otherwise, Acorn has been advised that, in the opinion of the Securities and Exchange   Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

     (a) See Exhibit Index.

     (b)  None.

Item 22.     Undertakings

(a)	(1)	The undersigned registrant hereby undertakes:
		(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
			(A)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act");
(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration  statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the  Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection  with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration  Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dubai, United Arab Emirates on the 11th day of October, 2007.

ACORN ACQUISITION CORP.

By: /s/ Alain U. Vetterli___          Name: Alain U. Vetterli

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name /s/ Alain U. Vetterli Alain U. Vetterli	Positions Chief Executive Officer (principal executive officer) Chief Financial Officer (principal financial and accounting officer)	Date October 11, 2007

              EXHIBIT INDEX

Exhibits

Number	Description
2.1

Agreement and Plan of Merger dated as of October 1, 2007, between Acorn Acquisition Corp. and Lumen Medical Inc. filed as Exhibit 2 to the Company's Current Report n Form 8-K filed om October 5, 2007, and incorporated herein by reference.

3.1

Certificate of Incorporation of Acorn Acquisition Corp., filed as Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-141412) filed on March 19, 2007 and incorporated herein by reference.

3.2	By-laws of Acorn Acquisition Corp., filed as an Exhibit 3.2 to the Company's Registration Statement on SB-2 (File No. 333-141412) filed on March 19, 2007 and incorporated herein by reference.
5.1	Opinion of Hirshfield Law regarding the legality of the securities being issued (to be filed by amendment).
21.1	Subsidiaries of Acorn Acquisition Corp.
23.1	Consent of Raich Ende Malter & Co. LLP.
23.2	Consent of Mantyla McReynolds, LLC.
23.3	Consent of Hirshfield Law (to be included in the opinion to be filed as Exhibit 5.1 hereto).